                                                              EXHIBIT 99.1

                      CONSOLIDATED FINANCIAL STATEMENTS


                                    CONTENTS

                                                                                                            PAGE
Selected Financial Data   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      19
Management's Discussion and Analysis of Financial Condition and
  Results of Operations (Unaudited)   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      20
Consolidated Statements of Earnings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      31
Consolidated Balance Sheets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      32
Consolidated Statements of Cash Flows   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      33
Consolidated Statements of Shareholders' Equity   . . . . . . . . . . . . . . . . . . . . . . . . . . .      34
Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      35
Report of Management to Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      61
Independent Auditors' Report  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      62
-------------------------------------------------------------------------------------------------------------------

                                                   SELECTED FINANCIAL DATA(1)(2)
                                          (Dollars in Thousands Except Per Share Amounts)
-------------------------------------------------------------------------------------------------------------------
                                                                  Year Ended December 31,
                                              1994           1993          1992           1991            1990
-------------------------------------------------------------------------------------------------------------------
Revenues  . . . . . . . . . . . . . .     $   408,104   $   377,165   $   238,829   $    248,537   $   219,908
Earnings applicable to
   common stock(3)  . . . . . . . . .           3,246        27,198         6,688          5,107        20,564
Earnings per share(3)(4)  . . . . . .            0.09          0.76          0.26           0.23          1.11
Net cash provided by operating
   activities before changes in
   operating assets and liabilities .         166,765       160,762        81,368         66,654        64,822
Net cash provided by
   operating activities . . . . . . .         170,925       119,761        72,187         69,773        87,321
Total assets  . . . . . . . . . . . .       1,299,550     1,118,251     1,102,964        618,552       389,619
Long-term portion of debt . . . . . .         620,805       459,787       608,011        219,154        49,239
Shareholders' equity(5) . . . . . . .         441,101       439,379       243,673        235,797       192,516
Capital expenditures  . . . . . . . .         150,252       112,042        43,651         71,709        50,293
Acquisitions, net of cash acquired  .         193,859        29,470       401,888        201,767        54,320
===================================================================================================================

(1) Reference is made to the Consolidated Financial Statements of Seagull Energy Corporation and Subsidiaries and Notes thereto, appearing on pages 31 through 62 of this Annual Report.
(2) Includes Wacker Oil Inc. since June 28, 1990, certain gas and oil assets purchased from Mesa Limited Partnership since March 8, 1991, Seagull Mid-South Inc. since December 31, 1992, and Seagull Energy Canada Ltd. since January 4, 1994.
(3) 1992 includes the cumulative effect of two changes in accounting principles representing an increase in earnings of approximately $2.3 million, or $0.09 per share.
(4) Per share data have been restated to reflect a two-for-one split of the Company's common shares effected June 4, 1993.
(5) The Company has not declared any cash dividends on its common stock since it became a public entity in 1981.





                          SEAGULL ENERGY CORPORATION

                      CONSOLIDATED FINANCIAL STATEMENTS


               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS (UNAUDITED)

RESULTS OF OPERATIONS

                                                       CONSOLIDATED HIGHLIGHTS
                                           (Dollars in Thousands Except Per Share Amounts)
-------------------------------------------------------------------------------------------------------------------
                                                                                              Percent Change
                                                      1994          1993         1992     1993-'94        1992-'93
-------------------------------------------------------------------------------------------------------------------
Revenues:
   Exploration and production   . . . . . . . .    $   262,543   $  227,437    $   91,991    + 15      +   147
   Pipeline and marketing . . . . . . . . . . .         39,963       42,484        37,240    -  6      +    14
   Alaska transmission and distribution . . . .        105,598      107,244       109,598    -  2      -     2
-------------------------------------------------------------------------------------------------------------------
                                                   $   408,104   $  377,165    $  238,829    +  8      +    58
===================================================================================================================
Operating profit (loss):
   Exploration and production . . . . . . . . .    $    28,266   $   42,969    $   (1,613)   - 34      + 2,764
   Pipeline and marketing . . . . . . . . . . .         11,936       14,065         9,057    - 15      +    55
   Alaska transmission and distribution . . . .         21,865       18,955        22,439    + 15      -    16
-------------------------------------------------------------------------------------------------------------------
                                                   $    62,067   $   75,989    $   29,883    - 18      +   154
===================================================================================================================
Net earnings(*) . . . . . . . . . . . . . . . .    $     3,246   $   27,198    $    6,688    - 88      +   307
Net cash provided by operating activities before
   changes in operating assets and liabilities         166,765      160,762        81,368    +  4      +    98
Net cash provided by operating activities . . .        170,925      119,761        72,187    + 43      +    66
Earnings per share(*) . . . . . . . . . . . . .           0.09         0.76          0.26    - 88      +   192
===================================================================================================================
Weighted average number of common shares
   outstanding (in thousands) . . . . . . . . .         36,904       35,790        25,583    +  3      +    40
===================================================================================================================

(*) 1992 includes the cumulative effect of two changes in accounting principles representing an increase in earnings of approximately $2.3 million, or $0.09 per share.

    Revenues and Operating profit (loss) are discussed in the respective segment sections.

================================================================================
1994 RESULTS COMPARED TO 1993
--------------------------------------------------------------------------------
       Seagull Energy Corporation and Subsidiaries ("Seagull" or the "Company") recorded a decrease in net earnings for the year ended December 31, 1994 as compared to 1993 due to a decrease in operating profit and an increase in interest expense partially offset by a decrease in income taxes. Operating profit decreased from 1993 to 1994 primarily due to a 34% decrease in the operating profit of the exploration and production segment. The 40% increase in interest expense was a result of a higher level of debt outstanding due to debt incurred to finance the acquisition of Seagull Canada discussed below, and an increase in interest rates. Net earnings in 1994 include a pre-tax expense of approximately $2.0 million relating to costs incurred in obtaining shareholder approval to create a new class of common stock of the Company intended to reflect separately the performance of the Company's Alaska transmission and distribution segment (the "ENSTAR Alaska Stock"). The 1993 results included a pre-tax gain of approximately $3.8 million ($2.8 million after taxes) relating to sales of non-strategic producing properties.

       Net cash provided by operating activities before changes in operating assets and liabilities for 1994 increased in comparison to 1993 primarily due to the acquisition of Novalta Resources Inc. (the "Seagull Canada Acquisition") and to production beginning in late 1993 and early 1994 from certain of the Company's discoveries





                          SEAGULL ENERGY CORPORATION

                      CONSOLIDATED FINANCIAL STATEMENTS


partially offset by lower natural gas prices and higher interest expense. Net cash provided by operating activities after changes in operating assets and liabilities for 1994 increased substantially in comparison to 1993 primarily due to significant decreases during 1993 in both accounts payable and prepaid gas and oil sales. Accounts payable recorded in connection with the Mid-South Acquisition, discussed below, at December 31, 1992 decreased substantially during the first year of operations by the Company.

================================================================================
1993 RESULTS COMPARED TO 1992
--------------------------------------------------------------------------------
       The Company's net earnings increased significantly for the year ended December 31, 1993 versus the prior year due to an increase in operating profit, partially offset by increases in interest and general and administrative expenses. Net earnings for 1993 include a pre-tax gain of approximately $3.8 million relating to sales of non-strategic producing properties. Seagull's 1993 net earnings also benefited from a reduction in the Company's income tax provision due to utilization of approximately $4.8 million in tax credits allowed under Section 29 of the Internal Revenue Code of 1986, as amended, (the "Section 29 Credits"), which more than offset a 1% increase in the federal corporate tax rate from 34% to 35%. In addition, net earnings for 1992 included a $4.6 million pre-tax settlement of litigation (the "Seismic Litigation Settlement") and the cumulative effect of two changes in accounting principles described below. See "Other (Income) Expense" and "Income Taxes" sections below.

       Effective January 1, 1992, Seagull adopted two Statements of Financial Accounting Standards ("SFAS"), SFAS No. 109, Accounting for Income Taxes, and SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. The cumulative effect of these accounting changes as of January 1, 1992 resulted in an increase in net earnings of approximately $2.3 million, or $0.09 per share, as reflected in the Company's consolidated statement of earnings for the year ended December 31, 1992.

       Net cash provided by operating activities before and after changes in operating assets and liabilities for 1993 increased substantially in comparison to 1992 primarily as a result of significant increases in the Company's natural gas production primarily due to Seagull's acquisition of Arkla Exploration Company from NorAm, Inc., formerly Arkla, Inc., (the "Mid-South Acquisition") on December 31, 1992.

       On June 4, 1993, the Company effected, in the form of a 100% stock dividend, a two-for-one stock split (the "Stock Split") of all the issued shares of Seagull common stock ("Common Stock"). The weighted average number of common shares outstanding and per share amounts for all periods have been restated to reflect the Stock Split. All share amounts included in the consolidated statements of shareholders' equity as of dates prior to June 4, 1993 were not adjusted to reflect the Stock Split.

       The increase in the weighted average number of common shares outstanding in 1993 over 1992 was due to the February 1993 sale of 5,060,000 shares (10,120,000 shares after the Stock Split) of Common Stock pursuant to an underwritten public offering.





                          SEAGULL ENERGY CORPORATION

                      CONSOLIDATED FINANCIAL STATEMENTS



-------------------------------------------------------------------------------------------------------------------
                                                      EXPLORATION AND PRODUCTION
                                            (Dollars in Thousands Except Per Unit Amounts)
-------------------------------------------------------------------------------------------------------------------
                                                                                              Percent Change
                                                      1994          1993         1992     1993-'94        1992-'93
-------------------------------------------------------------------------------------------------------------------
Revenues:
 Natural gas  . . . . . . . . . . . . . . . . .    $ 237,269   $ 203,137     $ 70,689     +    17        +    187
 Oil and condensate   . . . . . . . . . . . . .       23,346      23,597       18,849     -     1        +     25
 Natural gas liquids  . . . . . . . . . . . . .        2,889       3,132        2,706     -     8        +     16
 Other  . . . . . . . . . . . . . . . . . . . .         (961)     (2,429)        (253)    +    60        -    860
-------------------------------------------------------------------------------------------------------------------
                                                     262,543     227,437       91,991     +    15        +    147
Lifting costs . . . . . . . . . . . . . . . . .       63,989      53,243       26,230     +    20        +    103
General operating expense . . . . . . . . . . .       11,353      10,408        4,614     +     9        +    126
Exploration charges . . . . . . . . . . . . . .       26,888      17,265        9,905     +    56        +     74
Depreciation, depletion and amortization  . . .      132,047     103,552       52,855     +    28        +     96
-------------------------------------------------------------------------------------------------------------------
Operating profit (loss) . . . . . . . . . . . .    $  28,266   $  42,969     $ (1,613)    -    34        +  2,764
===================================================================================================================
OPERATING DATA:
Net daily production(1):
 Natural gas (MMcf)   . . . . . . . . . . . . .        355.2       279.5        104.2     +    27        +    168
 Oil and condensate (Bbl)   . . . . . . . . . .        4,186       3,868        2,769     +     8        +     40
 Natural gas liquids (Bbl)  . . . . . . . . . .          877         773          725     +    13        +      7
 Combined (MMcfe)(2)  . . . . . . . . . . . . .        385.6       307.4        125.2     +    25        +    146
Average sales prices:
 Natural gas ($ per Mcf)  . . . . . . . . . . .         1.83        1.99         1.85     -     8        +      8
 Oil and condensate ($ per Bbl)   . . . . . . .        15.28       16.72        18.60     -     9        -     10
 Natural gas liquids ($ per Bbl)  . . . . . . .         9.03       11.10        10.20     -    19        +      9
 Combined ($ per Mcfe)(2)   . . . . . . . . . .         1.87        2.03         2.01     -     8        +      1
Lifting costs ($ per Mcfe):
 Lease operating expense  . . . . . . . . . . .         0.26        0.25         0.33     +     4        -     24
 Workover expense   . . . . . . . . . . . . . .         0.02        0.04         0.05     -    50        -     20
 Production taxes   . . . . . . . . . . . . . .         0.06        0.08         0.09     -    25        -     11
 Transportation expense   . . . . . . . . . . .         0.08        0.07         0.06     +    14        +     17
 Ad valorem taxes   . . . . . . . . . . . . . .         0.03        0.03         0.04          --        -     25
 Total  . . . . . . . . . . . . . . . . . . . .         0.45        0.47         0.57     -     4        -     18
DD&A rate ($ per Mcfe)  . . . . . . . . . . . .         0.94        0.92         1.15     +     2        -     20
===================================================================================================================

(1) Natural gas stated in million cubic feet ("MMcf") or thousand cubic feet ("Mcf"); oil and condensate and natural gas liquids stated in barrels ("Bbl").
(2) Mcfe and MMcfe represent the equivalent of one thousand cubic feet and one million cubic feet of natural gas, respectively. Oil and condensate and natural gas liquids are converted to gas at a ratio of one barrel of liquids per six Mcf of gas, based on relative energy content.

================================================================================
1994 RESULTS COMPARED TO 1993
--------------------------------------------------------------------------------
       Operating profit for the exploration and production ("E&P") segment for the year ended December 31, 1994 as compared to 1993 decreased, despite higher natural gas production, due to lower natural gas prices and increased depreciation, depletion and amortization ("DD&A") expense, lifting costs and exploration charges.

       The natural gas production increases were primarily due to production contributed from properties acquired in connection with the Seagull Canada Acquisition on January 4, 1994, which averaged 54.1 MMcf per day for the year ended December 31, 1994, and to production beginning in late 1993 and early 1994 from certain of the Company's discoveries. The increases in production would have been higher but for voluntary curtailments for approximately one-third of the





                          SEAGULL ENERGY CORPORATION

                      CONSOLIDATED FINANCIAL STATEMENTS


year during 1994 when natural gas prices were below acceptable levels.

       DD&A expense and lifting costs increased as a result of the significant increases in production. DD&A expense per equivalent unit of production also increased from 1993 to 1994 primarily as a result of the change in the mix of the properties being produced. While total lifting costs increased from 1993 to 1994, lifting costs per equivalent unit of production declined 4% due primarily to a decrease in workover expenses and production taxes.

        Exploration charges increased primarily due to higher dry hole costs and the increased use of 3-D seismic surveys on offshore exploratory blocks. During 1994 Seagull was successful on 10 gross exploratory wells in 23 attempts, compared with eight successes out of 27 wells drilled in 1993. The 1994 results include five successful gross exploratory wells in six attempts in Canada. The increased dry hole expense per well is primarily due to Seagull retaining larger working interests in 1994 in the wells drilled offshore Texas and Louisiana and costs associated with deepening successful exploratory wells to deeper zones which proved to be dry.

================================================================================
1993 RESULTS COMPARED TO 1992
--------------------------------------------------------------------------------
       The increase in operating profit of the E&P segment for the year ended December 31, 1993 as compared to 1992 was due to a significant increase in revenues as a result of increased natural gas production and higher natural gas prices, which more than offset increases in DD&A expense, exploration charges and lifting costs.

       DD&A expense and lifting costs increased as a result of the significant increase in production. However, both DD&A expense and lifting costs per equivalent unit of production declined in 1993. Exploration charges also increased in 1993 due to higher dry hole costs as a result of increased exploratory activity. In 1993, Seagull was successful on eight gross exploratory wells in 27 attempts, compared with three successes out of 15 wells drilled during 1992.

       The increase in natural gas production was primarily due to contributions from properties acquired in connection with the Mid-South Acquisition, which more than doubled the Company's proved natural gas reserves. In addition, because of the improvement in natural gas prices, Seagull had substantially no price-related curtailments of gas production in 1993 compared with significant curtailments in prior years.

================================================================================
OUTLOOK
--------------------------------------------------------------------------------
       The E&P segment is the Company's primary growth area. That growth has been achieved over the past seven years primarily through acquisitions: Houston Oil & Minerals Corporation ("HO&M") in 1988; the assets of Houston Oil Trust in 1989; Wacker Oil Inc. in 1990; certain gas and oil assets from Mesa Limited Partnership in 1991; Seagull Mid-South Inc., formerly Arkla Exploration
Company, in 1992 and Seagull Energy Canada Ltd. ("Seagull Canada"), formerly Novalta Resources Inc. ("Novalta") in 1994. See Note 2 of Notes to Consolidated Financial Statements beginning on page 35 of this Annual Report.

       The future results of the E&P segment will be affected by the market prices of natural gas and oil. The availability of a ready market for oil, natural gas and liquid products in the future will depend on numerous factors beyond the control of the Company, including weather, production of other crude oil, natural gas and liquid products, imports, marketing of competitive fuels, proximity and capacity of oil and gas pipelines and other transportation facilities, any oversupply or undersupply of oil, gas and liquid products, the regulatory environment, and other regional and political events, none of which can be predicted with certainty. During 1994 several of these factors (warm weather, low demand for storage refills, new gas supply, utilization of competitive fuels) combined to drive natural gas prices lower. Gas prices declined steadily throughout the year after hitting levels of $2.19 per Mcf domestically and $1.89 per Mcf in Canada during the first quarter. The low point was in the fourth quarter, when gas prices averaged $1.59 per Mcf in the U.S. and $1.33 per Mcf in Canada. Average prices for the full year came to $1.88 per Mcf domestically and $1.55 per Mcf in Canada.

       As a result of the factors mentioned above, the





                          SEAGULL ENERGY CORPORATION

                      CONSOLIDATED FINANCIAL STATEMENTS


Company's average natural gas price for the month ended January 31, 1995 continued to decline to $1.62 per Mcf domestically and $1.01 per Mcf in Canada. E&P operating profit for the first quarter of 1995 is expected to be significantly lower than the first quarter of 1994 as a result of the lower natural gas prices the Company is receiving in early 1995 and the higher number of exploratory wells that will be drilled in the quarter that could result in an increase in dry hole costs. If natural gas prices remain low throughout 1995, E&P operating profit is expected to be substantially lower for the year ended December 31, 1995 versus 1994. As in the past, the Company expects to continue curtailing a portion of its gas production whenever prices are deemed to be below acceptable levels.

       As E&P operating profit represented nearly half of the Company's total operating profit in 1994, a substantial decrease in E&P operating profit will have a significant impact on the Company's total operating profit. Operating profit for the Company's other two business segments, pipeline and marketing and Alaska transmission and distribution, is not expected to change significantly in 1995. However, Seagull expects its interest costs to increase again in 1995 due to the effect of higher interest rates for the entire year.

-------------------------------------------------------------------------------------------------------------------
                                                PIPELINE AND MARKETING
                                                (Dollars in Thousands)
-------------------------------------------------------------------------------------------------------------------
                                                                                              Percent Change
                                                        1994          1993         1992     1993-'94    1992-'93
-------------------------------------------------------------------------------------------------------------------
OPERATING PROFIT:
Pipelines . . . . . . . . . . . . . . . . . . .      $   6,334     $  8,561     $   5,671    -   26    +      51
Marketing and supply  . . . . . . . . . . . . .          3,772        2,862           784    +   32    +     265
Gas processing  . . . . . . . . . . . . . . . .            784          518         2,157    +   51    -      76
Operating and construction services . . . . . .          1,046        2,124           445    -   51    +     377
-------------------------------------------------------------------------------------------------------------------
                                                     $  11,936     $ 14,065     $   9,057    -   15    +      55
===================================================================================================================
OPERATING DATA:
Average daily volumes (MMcf):
   Gas gathering  . . . . . . . . . . . . . . .            277          311           196    -   11    +      59
   Partnership systems (net)  . . . . . . . . .            112          117           102    -    4    +      15
   Marketing and supply . . . . . . . . . . . .            552          446           290    +   24    +      54
Gas processing(*):
   Average daily inlet volumes (MMcf) . . . . .            278          273           243    +    2    +      12
   Average daily net production (Bbl) . . . . .          4,140        3,305         3,198    +   25    +       3
===================================================================================================================

(*) 1994 and 1993 include contributions from two small onshore plants.


                          SEAGULL ENERGY CORPORATION

                      CONSOLIDATED FINANCIAL STATEMENTS



================================================================================
1994 RESULTS COMPARED TO 1993
--------------------------------------------------------------------------------
       In the pipeline and marketing segment, operating profit decreased for the year ended December 31, 1994 as compared to 1993 primarily due to declines in the pipelines and operating and construction services areas, partially offset by an increase in the marketing and supply area.

       Operating profit in the pipelines area, which includes the Company's gas gathering and product pipeline systems as well as the Company's interests in two partnership systems, decreased in 1994 from 1993 primarily as a result of reduced volumes delivered due to the natural depletion of the reserves serviced by the systems. This trend is expected to continue, at least until pricing improvement causes producers to increase drilling activity.

       In the marketing and supply area, operating profit improved in 1994 over 1993 due to a 24% increase in sales volumes due primarily to increases in the E&P segment's domestic natural gas production. If weak prices cause Seagull and other producers to curtail gas production for large parts of 1995, it will be difficult for marketing and supply's profit contribution to match that of 1994.

       The operating profit for the operating and construction services area declined in 1994 because of the first quarter completion of a gas pipeline construction project the Company began in mid-1993.

================================================================================
1993 RESULTS COMPARED TO 1992
--------------------------------------------------------------------------------
       Operating profit increased in 1993 over 1992 primarily due to improvements in the pipelines and gas marketing areas and as a result of profits recognized from the pipeline construction project discussed above.
These contributions more than offset a decline in operating profit in the gas processing area.

       Operating profit in the pipelines area improved in 1993 over 1992 primarily due to a full year of transportation through four new gas gathering systems, two acquired in June 1992 and two acquired as part of the Mid-South Acquisition in December 1992. An increase in volumes delivered by the Company's partnership systems also contributed to the improvement.

       In the marketing and supply area, operating profit improved in 1993 over 1992 due to a 54% increase in sales volumes primarily as a result of increases in the E&P segment's natural gas production discussed earlier and a 13% increase in margins.

       Operating profit in the gas processing area declined in 1993 from 1992 primarily due to increases in natural gas costs and significant declines in prices received for extracted products. The profitability of the gas processing area is largely determined by the relative strengths and weaknesses in gas and liquids prices.

       Historically, the Company has not been engaged in pipeline construction projects on a consistently recurring basis. Seagull is currently conducting marketing efforts and anticipates it will generate new projects.





                          SEAGULL ENERGY CORPORATION

                      CONSOLIDATED FINANCIAL STATEMENTS


-------------------------------------------------------------------------------------------------------------------
                                               ALASKA TRANSMISSION AND DISTRIBUTION
                                          (Dollars in Thousands Except Per Unit Amounts)
-------------------------------------------------------------------------------------------------------------------
                                                                                                Percent Change
                                                      1994          1993           1992      1993-'94    1992-'93
-------------------------------------------------------------------------------------------------------------------
Revenues  . . . . . . . . . . . . . . . . . . .    $   105,598   $  107,244    $  109,598    -     2     -     2
Cost of gas sold  . . . . . . . . . . . . . . .         54,465       59,898        59,999    -     9          --
Operations and maintenance expense  . . . . . .         21,516       20,880        19,976    +     3     +     5
Depreciation and amortization . . . . . . . . .          7,752        7,511         7,184    +     3     +     5
-------------------------------------------------------------------------------------------------------------------
Operating profit  . . . . . . . . . . . . . . .    $    21,865   $   18,955    $   22,439    +    15     -    16
===================================================================================================================
OPERATING DATA:
Degree days (*) . . . . . . . . . . . . . . . .         10,291        9,382        10,653    +    10     -    12
Volumes (Bcf):
   Gas sold . . . . . . . . . . . . . . . . . .           31.3         28.9          30.9    +     8     -     6
   Gas transported  . . . . . . . . . . . . . .           12.8         11.3          10.2    +    13     +    11
   Combined . . . . . . . . . . . . . . . . . .           44.1         40.2          41.1    +    10     -     2
Margins ($ per Mcf):
   Gas sold . . . . . . . . . . . . . . . . . .           1.49         1.49          1.47         --     +     1
   Gas transported  . . . . . . . . . . . . . .           0.35         0.36          0.40    -     3     -    10
   Combined . . . . . . . . . . . . . . . . . .           1.16         1.17          1.20    -     1     -     2
Year-end customers  . . . . . . . . . . . . . .         90,100       88,200        86,400    +     2     +     2
===================================================================================================================

(*) A measure of weather severity calculated by subtracting the mean temperature for each day from 65 degrees Fahrenheit. More degree days equate to colder weather.

================================================================================
1994 RESULTS COMPARED TO 1993
--------------------------------------------------------------------------------
       Operating profit of the Alaska transmission and distribution segment (ENSTAR Natural Gas Company, a division of the Company, and Alaska Pipeline Company, a wholly owned subsidiary, (collectively referred to herein as "ENSTAR Alaska")) for the year ended December 31, 1994 increased from 1993 primarily due to higher non-power customer demand due to an increase in customers for the period and colder weather during 1994.

================================================================================
1993 RESULTS COMPARED TO 1992
--------------------------------------------------------------------------------
       Operating profit of ENSTAR Alaska for the year ended December 31, 1993 declined from 1992 primarily due to unusually warm weather in the utility's market area.

       Future operating profit for this segment will be affected by weather, regulatory action and customer growth in ENSTAR Alaska's service area. The Company expects customer growth to continue to be relatively modest. During the 1994 summer construction season, approximately 46 miles of new distribution pipeline were installed to connect some 1,900 new customers.

-------------------------------------------------------------------------------------------------------------------
                                                      OTHER (INCOME) EXPENSE
                                                      (Dollars in Thousands)
-------------------------------------------------------------------------------------------------------------------
                                                                                              Percent Change
                                                      1994          1993         1992     1993-'94        1992-'93
-------------------------------------------------------------------------------------------------------------------
General and administrative . . . . . . . . . . .   $    10,252   $   11,666    $   10,099    - 12      +    16
Interest expense . . . . . . . . . . . . . . . .        51,550       36,753        17,574    + 40      +   109
Interest income and other  . . . . . . . . . . .          (667)      (5,708)       (4,705)   - 88      +    21
-------------------------------------------------------------------------------------------------------------------
                                                   $    61,135   $   42,711    $   22,968    + 43      +    86
===================================================================================================================


                          SEAGULL ENERGY CORPORATION

                      CONSOLIDATED FINANCIAL STATEMENTS


================================================================================
1994 RESULTS COMPARED TO 1993
--------------------------------------------------------------------------------
       General and administrative expenses represent various overhead costs of corporate departments. All overhead expenses directly related to the operations of the Company's business segments are included in operations and maintenance costs and exploration charges. General and administrative expenses decreased
12% from 1993 to 1994 primarily as a result of costs associated with three compensation plans, one for outside directors, one for key managers, and the other for all Seagull employees, that are tied directly to the price of the Common Stock, partially offset by increases in costs related to potential acquisitions which were not consummated. The closing price of the Common Stock decreased from $25.375 at December 31, 1993 to $19.125 at December 31, 1994.

       Interest expense increased for the year ended December 31, 1994 compared to 1993 as a result of an increase in the level of debt outstanding due primarily to new debt incurred in early 1994 to finance the Seagull Canada Acquisition and secondarily to the steady increase in the short-term interest rates during the year. Seagull expects its interest costs to increase again in 1995 due to the effect of these higher interest rates for the entire year.

       Interest income and other for 1994 includes approximately $2.0 million relating to costs incurred in gaining shareholder approval to create the ENSTAR Alaska Stock. Interest income and other for 1993 includes a pre-tax gain of approximately $3.8 million relating to sales of non-strategic oil and gas producing properties. Net proceeds from the sales totaled approximately $13.0 million, resulting in an after-tax gain of approximately $2.8 million, or $0.08 per share.

================================================================================
1993 RESULTS COMPARED TO 1992
--------------------------------------------------------------------------------
       General and administrative expenses increased 16% for the year ended December 31, 1993 in comparison to 1992 due to costs associated with the three compensation plans discussed above as well as other payroll related expenses. The closing price of Common Stock increased from $15.563 (adjusted for Stock Split) at December 31, 1992 to $25.375 at December 31, 1993. These increases in 1993 versus 1992 were partially offset by a decline in costs related to potential acquisitions which were not consummated.

       During the first quarter of 1992, Seagull incurred approximately $400,000 in severance expenses (included in general and administrative expenses and operations and maintenance costs) when the Company reduced its non-Alaskan workforce by more than 10%. The workforce reduction was primarily a result of the depressed state of natural gas demand and prices in early 1992, coupled with a decrease in planned capital spending for 1992.

       On December 31, 1992, Seagull incurred additional debt to finance the Mid-South Acquisition. In addition, a large portion of the Company's outstanding floating rate debt was refinanced in July 1993 with longer term debt bearing interest at fixed rates which were somewhat higher than the floating rates in effect for the debt being replaced. As a result of these transactions, Seagull's interest expense and overall average interest rate increased for 1993 compared to 1992.

       Interest income and other for the year ended December 31, 1992 includes $4.6 million relating to the Seismic Litigation Settlement resulting from a claim made by the Company that certain of the seismic data acquired by it in connection with its acquisition of HO&M was actually delivered to other purchasers. In accordance with the settlement agreement, Seagull received a cash payment in July 1992 of $2.6 million and will receive up to $5 million in pipeline business accommodations through December 31, 1995. If less than $3 million of business accommodations are realized, the Company will receive a cash payment in early 1996 equal to the difference between $3 million and the sum of the business accommodations realized. The $4.6 million in 1992 income includes the $2.6 million cash payment plus the present value of the $3 million guaranteed minimum payment for business accommodations less certain expenses.





                          SEAGULL ENERGY CORPORATION

                      CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------
                                  INCOME TAXES

================================================================================
1994 RESULTS COMPARED TO 1993
--------------------------------------------------------------------------------
       The decrease in income taxes for the year ended December 31, 1994 versus the prior year was primarily the result of lower earnings before income taxes. Seagull incurred an income tax benefit of $2.3 million for 1994 versus the income tax expense of $0.3 million that would have resulted using the statutory federal tax rate of 35% primarily due to the utilization of approximately $5.5 million in Section 29 Credits to reduce its 1994 regular income tax liability. The Section 29 Credits are allowed for production of fuels derived from nonconventional sources that are sold to nonrelated parties.

================================================================================
1993 RESULTS COMPARED TO 1992
--------------------------------------------------------------------------------
       The Company's effective tax rate of 18.3% for the year ended December
31, 1993 was substantially lower than the statutory federal tax rate of 35% primarily because Seagull utilized approximately $4.8 million in Section 29 Credits. The effect of utilizing the Section 29 Credits more than offset the effect of a 1% increase in the federal corporate tax rate from 34% to 35%. The effect of this rate change was an increase in the Company's 1993 provision for federal income taxes of approximately $1.3 million.

LIQUIDITY AND CAPITAL RESOURCES

================================================================================
CAPITAL EXPENDITURES
--------------------------------------------------------------------------------
       Capital expenditures for the year ended December 31, 1994 as compared to 1993 increased substantially due to the acquisition of Seagull Canada and significant increases in Seagull's exploration and exploitation activities.

       Capital expenditures for 1993 were substantially higher than those for 1992 due to significant increases in Seagull's exploitative activities, primarily resulting from the large number of prospects acquired in connection with the Mid-South Acquisition, and the Company's exploratory activities in response to improvements in prices received and demand for natural gas. The Company's E&P activities and related capital expenditures were dramatically reduced in 1992 as a result of unacceptable natural gas prices early in the year.

Capital expenditures for 1994, 1993 and 1992 were as follows:


                                                        (Dollars in Thousands)
-------------------------------------------------------------------------------------------------------------------
                                                                                                 Percent Change
                                                          1994          1993         1992     1993-'94     1992-'93
-------------------------------------------------------------------------------------------------------------------
CAPITAL EXPENDITURES:
 Exploration and production:
   Lease acquisitions   . . . . . . . . . . . . . .    $    17,144   $    7,396    $    5,396    + 132      +   37
   Exploration  . . . . . . . . . . . . . . . . . .         35,107       26,824         8,378    +  31      +  220
   Development  . . . . . . . . . . . . . . . . . .         83,839       63,598        18,341    +  32      +  247
-------------------------------------------------------------------------------------------------------------------
                                                           136,090       97,818        32,115    +  39      +  205
 Pipeline and marketing   . . . . . . . . . . . . .          2,026        2,115         1,622    -   4      +   30
 Alaska transmission and distribution   . . . . . .          7,626       10,094         9,024    -  24      +   12
 Corporate  . . . . . . . . . . . . . . . . . . . .          4,510        2,015           890    + 124      +  126
-------------------------------------------------------------------------------------------------------------------
                                                       $   150,252   $  112,042    $   43,651    +  34      +  157
===================================================================================================================
ACQUISITIONS, NET OF CASH ACQUIRED:
 Exploration and production   . . . . . . . . . . .    $   193,859   $   29,470    $  391,531     +558      -   92
 Pipeline and marketing   . . . . . . . . . . . . .              -            -        10,357        -         N/A
-------------------------------------------------------------------------------------------------------------------
                                                       $   193,859   $   29,470    $  401,888    + 558      -   93
===================================================================================================================





                          SEAGULL ENERGY CORPORATION

                      CONSOLIDATED FINANCIAL STATEMENTS



       In 1993, a four-company exploration group including Seagull was awarded four production licenses in United Kingdom waters. Those awards, together with the subsequent purchase of additional interests, gave Seagull interests in four licenses in U.K. waters totaling 458,798 acres. Seismic studies and other evaluation activities on the licensed blocks have been ongoing since mid-1993. During 1994, one well was successfully tested for hydrocarbons, a second unsuccessful well was completed and a third well was in progress at year-end. The 1995 drilling program calls for three additional wells to be drilled in the United Kingdom waters.

        Plans for 1995 call for capital expenditures of approximately $122 million, including about $112 million in E&P. Seagull anticipates spending approximately $49 million for development, $15 million for lease acquisitions and $48 million will be devoted to exploration. The Company expects to fund these capital expenditures from internally generated funds but may reduce capital expenditure levels if economic conditions dictate.

================================================================================
CAPITAL RESOURCES
--------------------------------------------------------------------------------
       The growth in the E&P segment over the past seven years has been accomplished primarily through acquisitions financed initially by bank borrowings; however, since August 1990, the Company has reduced borrowings under existing bank facilities by $520 million with net proceeds received from three separate Common Stock offerings and the July 1993 sale of Senior and Senior Subordinated Notes, all in underwritten public offerings. See Notes 6 and 9 of Notes to Consolidated Financial Statements beginning on page 35 of this Annual Report.

       In connection with the Mid-South Acquisition, the Company entered into a credit agreement (the "Credit Agreement") with a group of major U.S. and international banks (the "Banks"). The Credit Agreement provided for a $150 million term loan, which was repaid in full in February 1993 with the net proceeds of approximately $164 million from the sale of 5,060,000 shares (10,120,000 shares after the Stock Split) of Common Stock, and a $475 million revolving credit line (the "Revolver"). See Notes 2, 6 and 9 of Notes to Consolidated Financial Statements beginning on page 35 of this Annual Report.

       In May 1994, the Company amended the Revolver to, among other things,
(i) increase the maximum commitment from $475 million to $725 million, (ii) extend the maturity date to December 31, 2000, (iii) adjust certain financial covenants relating to dividend limitations and permitted leverage ratios and
(iv) adjust the pricing features of the facility.

       Under the terms of the Revolver, the commitments thereunder begin to decline on March 31, 1997 in equal quarterly reductions of $45 million and a final reduction of $50 million on December 31, 2000. The amount of senior indebtedness available to the Company under the provisions of the Revolver is subject to a borrowing base (the "Borrowing Base") based upon the proved reserves of the Company's E&P segment and the financial performance of the Company's other business segments. The Borrowing Base is generally determined annually, but may be redetermined, at the option of either Seagull or the Banks, one additional time each year, and will be redetermined upon the sale of certain assets included in the Borrowing Base. At December 31, 1994, the Borrowing Base was $625 million.

       As of February 28, 1995, borrowings outstanding under the Revolver were $175.0 million, leaving immediately available unused commitments of approximately $179.5 million, net of outstanding letters of credit of $2.9 million, $100 million of borrowings under the Senior Notes discussed below, the nominated maximum borrowing availability of $160 million under the Canadian Credit Agreement discussed below, and $7.6 million in borrowings outstanding under Seagull's money market facilities discussed below.

       In connection with the Seagull Canada Acquisition, Seagull Canada, the indirect wholly owned subsidiary of Seagull which acquired Novalta, entered into a new $175 million reducing revolving credit facility (the "Canadian Credit





                          SEAGULL ENERGY CORPORATION

                      CONSOLIDATED FINANCIAL STATEMENTS


Agreement") with a group of the Banks or their affiliates. The Canadian Credit Agreement provides for dual currency borrowings in U.S. and Canadian dollars with a nominated maximum borrowing availability of $160 million, which may be increased or decreased by the Company at any time pursuant to provisions of the Canadian Credit Agreement, up to a maximum commitment of $175 million. The Canadian Credit Agreement matures on December 31, 2000 and commitments thereunder begin to decline on March 31, 1997 in equal quarterly reductions of $10,937,500. The Company also amended the Canadian Credit Agreement in May 1994 for items similar to amendments (ii), (iii) and (iv) to the Revolver noted above.

       Among the restrictive covenants in the Revolver and the Canadian Credit Agreement, the Company is required to maintain certain financial ratios. At December 31, 1994, the Company is in compliance with all covenants contained in these two bank agreements. Subsequent to December 31, 1994, the Company obtained an amendment from the Banks which modifies one of the financial ratios that would make it probable that the Company will remain in compliance with this covenant.

       In July 1993, Seagull sold $100 million of senior notes (the "Senior Notes") and $150 million of senior subordinated notes (the "Senior Subordinated Notes") (collectively the "Notes"). The Senior Notes bear interest at 7 7/8% per annum, are not redeemable prior to maturity or subject to any sinking fund and mature on August 1, 2003. The Senior Subordinated Notes bear interest at 8 5/8% per annum, are not subject to any sinking fund and mature on August 1, 2005. On or after August 1, 2000, the Senior Subordinated Notes are redeemable at the option of the Company, in whole or in part, at redemption prices declining from 102.59% in 2000 to 100.00% in 2003 and thereafter. The Notes were issued at par and interest is paid semi-annually. Net proceeds from the offering, totaling approximately $245.0 million, were used to repay borrowings outstanding under the Revolver.

       In addition to the facilities discussed above, Seagull has money market facilities with two major U.S. banks with a combined maximum commitment of $70 million. These lines of credit bear interest at rates made available by the banks at their discretion and may be canceled at either Seagull's or the banks' discretion. The lines are subject to annual renewal.

       Management believes that the Company's capital resources will be sufficient to finance current and forecasted operations. However, the Company continues to actively pursue potential acquisitions and, depending upon the size and terms of any such acquisition, additional financing may be required.

================================================================================
ENVIRONMENTAL
--------------------------------------------------------------------------------
       To date, compliance with applicable environmental and safety regulations by the Company has not required any significant capital expenditures or materially affected its business or earnings. The Company believes it is in substantial compliance with environmental and safety regulations and foresees no material expenditures in the future; however, the Company is unable to predict the impact that compliance with future regulations may have on capital expenditures, earnings and competitive position.





                          SEAGULL ENERGY CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS


                                                 CONSOLIDATED STATEMENTS OF EARNINGS
                                           (Dollars in Thousands Except Per Share Amounts)
-------------------------------------------------------------------------------------------------------------------
                                                                                   Year Ended December 31,
                                                                               1994          1993           1992
-------------------------------------------------------------------------------------------------------------------
Revenues:
      Exploration and production  . . . . . . . . . . . . . . . . . .      $   262,543   $    227,437  $    91,991
      Pipeline and marketing  . . . . . . . . . . . . . . . . . . . .           39,963         42,484       37,240
      Alaska transmission and distribution  . . . . . . . . . . . . .          105,598        107,244      109,598
-------------------------------------------------------------------------------------------------------------------
                                                                               408,104        377,165      238,829
-------------------------------------------------------------------------------------------------------------------
Costs of Operations:
      Alaska transmission and distribution cost of gas sold . . . .             54,465         59,898       59,999
      Operations and maintenance  . . . . . . . . . . . . . . . . .            119,987        107,457       75,811
      Exploration charges . . . . . . . . . . . . . . . . . . . . .             26,888         17,265        9,905
      Depreciation, depletion and amortization  . . . . . . . . . .            144,697        116,556       63,231
-------------------------------------------------------------------------------------------------------------------
                                                                               346,037        301,176      208,946
-------------------------------------------------------------------------------------------------------------------
Operating Profit  . . . . . . . . . . . . . . . . . . . . . . . . .             62,067         75,989       29,883
Other (Income) Expense:
      General and administrative  . . . . . . . . . . . . . . . . .             10,252         11,666       10,099
      Interest expense  . . . . . . . . . . . . . . . . . . . . . .             51,550         36,753       17,574
      Interest income and other . . . . . . . . . . . . . . . . . .               (667)        (5,708)      (4,705)
-------------------------------------------------------------------------------------------------------------------
                                                                                61,135         42,711       22,968
-------------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes and Cumulative Effect of
      Changes in Accounting Principles  . . . . . . . . . . . . . .                932         33,278        6,915
Income Tax Expense (Benefit)  . . . . . . . . . . . . . . . . . . .             (2,314)         6,080        2,500
-------------------------------------------------------------------------------------------------------------------
Earnings Before Cumulative Effect of Changes in
      Accounting Principles . . . . . . . . . . . . . . . . . . . .              3,246         27,198        4,415
Cumulative Effect of Changes in Accounting Principles . . . . . . .                  -              -        2,273
-------------------------------------------------------------------------------------------------------------------
Net Earnings  . . . . . . . . . . . . . . . . . . . . . . . . . . .        $     3,246   $     27,198  $     6,688
===================================================================================================================
Earnings Per Share:
      Earnings before cumulative effect of changes in
       accounting principles  . . . . . . . . . . . . . . . . . . .        $      0.09   $       0.76  $      0.17
      Cumulative effect of changes in accounting principles . . . .                  -              -         0.09
-------------------------------------------------------------------------------------------------------------------
Net Earnings  . . . . . . . . . . . . . . . . . . . . . . . . . . .        $      0.09   $       0.76  $      0.26
===================================================================================================================
Weighted Average Number of Common Shares
      Outstanding (in thousands)  . . . . . . . . . . . . . . . . .             36,904         35,790       25,583
===================================================================================================================


See Accompanying Notes to Consolidated Financial Statements.





                           SEAGULL ENERGY CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS

                                                     CONSOLIDATED BALANCE SHEETS
                                                        (Dollars in Thousands)
-------------------------------------------------------------------------------------------------------------------
                                                                                                December 31,
                                                                                              1994         1993
-------------------------------------------------------------------------------------------------------------------
ASSETS
      Current Assets:
       Cash and cash equivalents  . . . . . . . . . . . . . . . . . . . . . . . . . .    $      6,432  $     5,572
       Accounts receivable, net   . . . . . . . . . . . . . . . . . . . . . . . . . .         101,346       98,734
       Inventories  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           4,530        4,382
       Prepaid expenses and other   . . . . . . . . . . . . . . . . . . . . . . . . .           7,055        6,520
-------------------------------------------------------------------------------------------------------------------
          Total Current Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . .         119,363      115,208
      Property, Plant and Equipment - at cost (successful efforts
       method for gas and oil properties)   . . . . . . . . . . . . . . . . . . . . .       1,592,152    1,278,701
      Accumulated Depreciation, Depletion and Amortization  . . . . . . . . . . . . .         467,845      345,512
-------------------------------------------------------------------------------------------------------------------
                                                                                            1,124,307      933,189
      Other Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          55,880       69,854
-------------------------------------------------------------------------------------------------------------------
      Total Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $  1,299,550  $ 1,118,251
===================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
      Current Liabilities:
       Accounts payable   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $     97,315  $    84,904
       Accrued expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          31,598       30,134
       Prepaid gas and oil sales  . . . . . . . . . . . . . . . . . . . . . . . . . .           2,732        7,590
       Current maturities of long-term debt   . . . . . . . . . . . . . . . . . . . .           1,549        1,538
-------------------------------------------------------------------------------------------------------------------
          Total Current Liabilities . . . . . . . . . . . . . . . . . . . . . . . . .         133,194      124,166

      Long-Term Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         620,805      459,787
      Other Noncurrent Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . .          57,737       66,785
      Deferred Income Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          46,713       28,134

      Shareholders' Equity:
       Common Stock, $.10 par value; authorized 100,000,000 shares;
          issued 36,432,514 shares (1994) and 36,378,659 shares (1993)  . . . . . . .           3,643        3,638
       Additional paid-in capital   . . . . . . . . . . . . . . . . . . . . . . . . .         324,820      324,192
       Retained earnings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         123,959      120,713
       Foreign currency translation adjustment  . . . . . . . . . . . . . . . . . . .          (2,684)           -
       Less - note receivable from employee stock ownership plan  . . . . . . . . . .          (5,502)      (6,029)
       Less - 326,812 shares of Common Stock held in Treasury, at cost  . . . . . . .          (3,135)      (3,135)
-------------------------------------------------------------------------------------------------------------------
          Total Shareholders' Equity  . . . . . . . . . . . . . . . . . . . . . . . .         441,101      439,379

      Commitments and Contingencies . . . . . . . . . . . . . . . . . . . . . . . . .
-------------------------------------------------------------------------------------------------------------------
      Total Liabilities and Shareholders' Equity  . . . . . . . . . . . . . . . . . .    $  1,299,550  $ 1,118,251
===================================================================================================================

See Accompanying Notes to Consolidated Financial Statements.







                                           SEAGULL ENERGY CORPORATION

                                          CONSOLIDATED FINANCIAL STATEMENTS


                                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                (Dollars in Thousands)
-------------------------------------------------------------------------------------------------------------------
                                                                                   Year Ended December 31,
                                                                               1994          1993           1992
-------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
      Net earnings  . . . . . . . . . . . . . . . . . . . . . . . .        $     3,246   $     27,198   $    6,688
      Adjustments to reconcile net earnings to net cash provided by operating activities:
         Cumulative effect of changes in accounting principles  . .                  -              -       (2,273)
         Depreciation, depletion and amortization . . . . . . . . .            147,713        119,544       65,238
         Amortization of deferred financing costs . . . . . . . . .              3,841          4,261        2,927
         Deferred income taxes  . . . . . . . . . . . . . . . . . .             (5,689)         1,050        2,305
         Dry hole expense . . . . . . . . . . . . . . . . . . . . .             15,931         10,534        5,232
         Gain on sales of property, plant and equipment, net  . . .               (413)        (3,929)        (177)
         Distributions in excess of earnings from equity investments             1,609          1,506          872
         Other  . . . . . . . . . . . . . . . . . . . . . . . . . .                527            598          556
-------------------------------------------------------------------------------------------------------------------
                                                                               166,765        160,762       81,368
         Changes in operating assets and liabilities,
          net of acquisitions:
           Decrease (Increase) in accounts receivable   . . . . . .              8,204         (7,029)       5,039
           Decrease (Increase) in inventories, prepaid
             expenses and other . . . . . . . . . . . . . . . . . .              5,217            757         (457)
           Increase (Decrease) in accounts payable  . . . . . . . .              5,360        (16,292)     (11,334)
           Decrease in prepaid gas and oil sales  . . . . . . . . .             (7,591)       (27,933)           -
           Increase (Decrease) in accrued expenses and other  . . .             (7,030)         9,496       (2,429)
-------------------------------------------------------------------------------------------------------------------
             Net Cash Provided by Operating Activities  . . . . . .            170,925        119,761       72,187

INVESTING ACTIVITIES
      Capital expenditures  . . . . . . . . . . . . . . . . . . . .           (150,252)      (112,042)     (43,651)
      Acquisitions, net of cash acquired  . . . . . . . . . . . . .           (193,859)       (29,470)    (401,888)
      Proceeds from sales of property, plant and equipment  . . . .                762         13,428        1,347
-------------------------------------------------------------------------------------------------------------------
             Net Cash Used in Investing Activities  . . . . . . . .           (343,349)      (128,084)    (444,192)

FINANCING ACTIVITIES
      Proceeds from revolving lines of credit and other borrowings.            753,138        599,490      756,500
      Principal payments on revolving lines of credit
       and other borrowings   . . . . . . . . . . . . . . . . . . .           (582,827)      (750,039)    (369,877)
      Fees paid to acquire financing  . . . . . . . . . . . . . . .                (52)        (6,535)     (18,282)
      Proceeds from sales of common stock . . . . . . . . . . . . .                473        166,140          794
      Purchase of treasury stock  . . . . . . . . . . . . . . . . .                  -              -         (210)
      Other   . . . . . . . . . . . . . . . . . . . . . . . . . . .                911            957          765
-------------------------------------------------------------------------------------------------------------------
             Net Cash Provided by Financing Activities  . . . . . .            171,643         10,013      369,690
-------------------------------------------------------------------------------------------------------------------
Effect of Exchange Rate Changes on Cash . . . . . . . . . . . . . .              1,641              -            -
-------------------------------------------------------------------------------------------------------------------
             Increase (Decrease) in Cash and Cash Equivalents . . .                860          1,690       (2,315)
Cash and Cash Equivalents at Beginning of Year  . . . . . . . . . .              5,572          3,882        6,197
-------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year  . . . . . . . . . . . . .        $     6,432   $      5,572   $    3,882
===================================================================================================================

See Accompanying Notes to Consolidated Financial Statements.





                           SEAGULL ENERGY CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS

                                           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                                        (Dollars in Thousands)
-------------------------------------------------------------------------------------------------------------------
                                                                        Foreign
                                                 Additional             Currency       Note
                                        Common    Paid-in    Retained  Translation  Receivable  Treasury
                                        Stock     Capital    Earnings   Adjustment   From ESOP   Stock     Total
-------------------------------------------------------------------------------------------------------------------
January 1, 1992 . . . . . . . . .     $  1,293   $157,546   $  86,827   $      -    $ (6,944)  $  (2,925)  $235,797
      Net earnings  . . . . . . .            -          -       6,688          -           -           -      6,688
      Purchase of treasury stock,
       9,438 shares   . . . . . .            -          -           -          -           -        (210)      (210)
      Exercise of stock
       options, 50,235 shares   .            5        789           -          -           -           -        794
      Repayment of note
       receivable by ESOP   . . .            -          -           -          -         436           -        436
      Other   . . . . . . . . . .            -        168           -          -           -           -        168
-------------------------------------------------------------------------------------------------------------------
December 31, 1992 . . . . . . . .        1,298    158,503      93,515          -      (6,508)     (3,135)   243,673
      Net earnings  . . . . . . .            -          -      27,198          -           -           -     27,198
      Issuance of common stock,
       5,060,000 shares   . . . .          506    163,131           -          -           -           -    163,637
      Two-for-one stock split . .        1,807     (1,807)          -          -           -           -          -
      Exercise of stock
       options, 271,645 shares  .           27      2,476           -          -           -           -      2,503
      Repayment of note
       receivable by ESOP   . . .            -          -           -          -         479           -        479
      Other   . . . . . . . . . .            -      1,889           -          -           -           -      1,889
-------------------------------------------------------------------------------------------------------------------
December 31, 1993 . . . . . . . .        3,638    324,192     120,713          -      (6,029)     (3,135)   439,379
      Net earnings  . . . . . . .            -          -       3,246          -           -           -      3,246
      Exercise of stock
       options, 53,855 shares   .            5        468           -          -           -           -        473
      Foreign currency
       translation adjustment   .            -          -           -     (2,684)          -           -     (2,684)
      Repayment of note
       receivable by ESOP   . . .            -          -           -          -         527           -        527
      Other   . . . . . . . . . .            -        160           -          -           -           -        160
-------------------------------------------------------------------------------------------------------------------
December 31, 1994 . . . . . . . .     $  3,643   $324,820   $ 123,959   $ (2,684)   $ (5,502)  $  (3,135)  $441,101
===================================================================================================================


See Accompanying Notes to Consolidated Financial Statements.


                          SEAGULL ENERGY CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS





        INDEX                                                              PAGE
      1.   Summary of Significant Accounting Policies . . . . . . . . . .    35
      2.   Acquisitions . . . . . . . . . . . . . . . . . . . . . . . . .    37
      3.   Property, Plant and Equipment  . . . . . . . . . . . . . . . .    39
      4.   Supplemental Gas and Oil Producing Activities (Unaudited)  . .    40
      5.   Other Noncurrent Assets  . . . . . . . . . . . . . . . . . . .    44
      6.   Long-Term Debt . . . . . . . . . . . . . . . . . . . . . . . .    46
      7.   Other Noncurrent Liabilities . . . . . . . . . . . . . . . . .    49
      8.   Fair Value of Financial Instruments  . . . . . . . . . . . . .    50
      9.   Shareholders' Equity . . . . . . . . . . . . . . . . . . . . .    51
     10.   Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . .    52
     11.   Interest Income and Other  . . . . . . . . . . . . . . . . . .    55
     12.   Income Taxes . . . . . . . . . . . . . . . . . . . . . . . . .    56
     13.   Business Segments  . . . . . . . . . . . . . . . . . . . . . .    59
     14.   Selected Quarterly Financial Data (Unaudited)  . . . . . . . .    60
     15.   Commitments and Contingencies  . . . . . . . . . . . . . . . .    60

--------------------------------------------------------------------------------

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
================================================================================
CONSOLIDATION.
--------------------------------------------------------------------------------
       The accompanying consolidated financial statements include the accounts of Seagull Energy Corporation and Subsidiaries (the "Company" or "Seagull"), all of which are wholly owned. All significant intercompany transactions have been eliminated.

       The results of operations of Seagull Energy Canada Ltd. ("Seagull Canada"), formerly Novalta Resources Inc. ("Novalta"), have been included with those of the Company since January 4, 1994 and the results of operations of Seagull Mid-South Inc. ("Seagull Mid-South"), formerly Arkla Exploration Company ("Arkla Exploration"), have been included with those of the Company since December 31, 1992, the respective acquisition dates (See Note 2).

       Partnerships in which Seagull holds a 50% interest or less are accounted for using the equity method.

================================================================================
REGULATION.
--------------------------------------------------------------------------------
       The Company operates in Alaska through ENSTAR Natural Gas Company ("ENG"), a division of the Company, and Alaska Pipeline Company ("APC"), a wholly owned subsidiary (collectively referred to herein as "ENSTAR Alaska"). ENSTAR Alaska is subject to regulation by the Alaska Public Utilities
Commission ("APUC"), which has jurisdiction over, among other things, rates, accounting procedures and standards of service.

================================================================================
CASH EQUIVALENTS.
--------------------------------------------------------------------------------
       The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Supplemental disclosures of cash flow information are shown below:


                                                      (Dollars in Thousands)
-------------------------------------------------------------------------------------------------------------------
                                                                                      Year Ended December 31,
                                                                                  1994         1993         1992
------------------------------------------------------------------------------------------------------------------
Cash paid during the year for:
      Interest, net of amount capitalized . . . . . . . . . . . . . . . . .    $  44,914    $  26,753    $ 19,079
      Income taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1,621        7,140         878
==================================================================================================================





                           SEAGULL ENERGY CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS

================================================================================
INVENTORIES.
--------------------------------------------------------------------------------

       Materials and supplies are valued at the lower of average cost or market value (net realizable value). Inventories of hydrocarbon products are valued on a first-in, first-out (FIFO) basis at the lower of cost or market value.

================================================================================
GAS AND OIL PROPERTIES.
--------------------------------------------------------------------------------
       The Company uses the successful efforts method of accounting for its gas and oil operations. The costs of unproved leaseholds are capitalized pending the results of exploration efforts. Unproved leaseholds with significant acquisition costs are assessed periodically, on a property-by-property basis, and a loss is recognized to the extent, if any, that the cost of the property has been impaired. Unproved leaseholds whose acquisition costs are not individually significant are aggregated, and the portion of such costs estimated to ultimately prove nonproductive, based on experience, is amortized over an average holding period. As unproved leaseholds are determined to be productive, the related costs are transferred to proved leaseholds. Exploratory dry holes and geological and geophysical charges are expensed. Depletion of proved leaseholds and amortization and depreciation of the costs of all development and successful exploratory drilling are provided by the unit-of-production method based upon estimates of proved gas and oil reserves on a depletable unit basis. Estimated costs (net of salvage value) of dismantling and abandoning gas and oil production facilities are computed and included in depreciation and depletion using the unit-of-production method. The total estimated future dismantlement and abandonment cost being amortized as of December 31, 1994 was approximately $23.8 million. On a world-wide basis, should the net capitalized costs exceed the estimated future undiscounted after tax net cash flows from proved gas and oil reserves, such excess costs would be charged to expense. The estimates of future undiscounted after tax net cash flows are computed by applying appropriate year-end prices for gas and oil to estimated future production of proved gas and oil reserves over the economic lives of the reserves and assuming continuation of existing economic conditions.

================================================================================
OTHER PROPERTY, PLANT AND EQUIPMENT.
--------------------------------------------------------------------------------
       Depreciation of gas gathering pipeline facilities is computed principally using the unit-of-production method based on the estimated proved reserves to be transported through the pipeline facility. Depreciation of the utility plant, gas processing plants and other property is computed using the straight-line method over their estimated useful lives, which vary from 3 to 33 years.

       Utility plant facilities are subject to APUC regulation. When utility properties are disposed of or otherwise retired, the original cost of the property, plus cost of retirement, less salvage value, is charged to accumulated depreciation. Gain or loss on sale or disposition of non-utility property is credited or charged to interest income and other.

       Maintenance, repairs and renewals are charged to operations and maintenance expense except that renewals which extend the life of the property are capitalized.

================================================================================
TREASURY STOCK.
--------------------------------------------------------------------------------
       The Company follows the cost method of accounting for treasury stock transactions.

================================================================================
REVENUE RECOGNITION.
--------------------------------------------------------------------------------
       The Company records revenue following the entitlement method of accounting for production gas imbalances.

       Seagull constructs pipeline systems for third parties and recognizes profits on construction under the percentage-of-completion method.

       ENSTAR Alaska's operating revenues are based on rates authorized by the APUC which are applied to customers' consumption of natural gas. ENSTAR Alaska records unbilled revenue, including amounts to be billed under a purchased gas adjustment clause, at the end of each accounting period.

================================================================================
GENERAL AND ADMINISTRATIVE EXPENSE.
--------------------------------------------------------------------------------
       General and administrative expenses represent various overhead costs of corporate departments. All overhead expenses directly related to the operations of the Company's business segments are included in operations and maintenance expenses and exploration charges.

================================================================================
INTEREST RATE SWAP AGREEMENTS.
--------------------------------------------------------------------------------
       The Company has entered into interest rate swap agreements to manage the impact of changes


                           SEAGULL ENERGY CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS

in interest rates. The differential interest to be paid or received is accrued as interest rates change and is recognized over the life of the agreements as a component of interest expense.

================================================================================
INCOME TAXES.
--------------------------------------------------------------------------------
       The Company uses the liability method of accounting for income taxes under which deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as part of the provision for income taxes in the period that includes the enactment date.

================================================================================
FOREIGN CURRENCY TRANSLATION.
--------------------------------------------------------------------------------
       The functional currency for the Company's foreign operations is the applicable local currency. Translation from applicable foreign currencies to U.
S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using primarily a weighted average exchange rate during the period. Adjustments resulting from such translation are included as a separate component of shareholders' equity. Deferred income taxes have not been provided on translation adjustments because the unremitted earnings from Seagull's foreign operations are considered to be permanently invested.

================================================================================
EARNINGS PER SHARE.
--------------------------------------------------------------------------------
       The weighted average number of common shares outstanding for the computation of earnings per share for the years ended December 31, 1994 and 1993 gives effect to the assumed exercise of dilutive stock options as of the beginning of the year. The effect of dilutive stock options is insignificant on the earnings per share computation for the year ended December 31, 1992.

       On June 4, 1993, Seagull effected, in the form of a 100 percent stock dividend, a two-for-one stock split (the "Stock Split") of all the issued shares of the Company's common stock ("Common Stock"). The weighted average number of common shares outstanding and per share amounts for all periods have been restated to reflect the Stock Split. All share amounts included in the consolidated statements of shareholders' equity as of dates prior to June 4, 1993 were not adjusted to reflect the Stock Split.

================================================================================
CHANGES IN FINANCIAL PRESENTATION.
--------------------------------------------------------------------------------
       Certain reclassifications have been made in the 1993 and 1992 financial statements to conform to the presentation used in 1994.

--------------------------------------------------------------------------------

2.     ACQUISITIONS

================================================================================
SEAGULL CANADA.
--------------------------------------------------------------------------------
       On January 4, 1994, an indirect wholly owned subsidiary of Seagull acquired all of the outstanding shares of stock of Novalta and an intercompany note from Novalta to its parent, Novacor Petrochemicals Ltd. for a purchase price of approximately $202 million in cash (the "Seagull Canada Acquisition"). Effective as of the January 4, 1994 closing date, Novalta was amalgamated with Seagull Canada, the indirect subsidiary of Seagull that acquired Novalta. As a result of the amalgamation, the intercompany note was extinguished. The acquisition was accounted for as a purchase.

       Seagull Canada's assets (the "Seagull Canada Properties") consist primarily of natural gas and oil reserves and developed and undeveloped lease acreage concentrated principally in a small number of fields located in Alberta, Canada. According to reserve estimates prepared as of December 31, 1993 by an independent petroleum engineering firm, the Seagull Canada Properties had proved reserves totaling 257.4 billion cubic feet ("Bcf") of natural gas and 2.8 million barrels ("MMbbl") of oil, condensate and natural gas liquids.





                           SEAGULL ENERGY CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS

Approximately 80 percent of these reserves and 75 percent of Seagull Canada's total producing wells were concentrated in 16 of 95 total fields. As of December 31, 1993, the Seagull Canada Properties consisted of lease acreage holdings including approximately 200,000 net developed acres and approximately 250,000 net undeveloped acres.

       In connection with the Seagull Canada Acquisition, the Company entered into the Canadian Credit Agreement (See Note 6).

       The following table presents the unaudited pro forma results of the combined operations of Seagull and Novalta for the year ended December 31, 1993 as though the acquisition of Novalta had occurred on January 1, 1993, financed primarily with borrowings under the Canadian Credit Agreement as well as borrowings under the Revolver (See Note 6). Actual results of Seagull Canada's operations for the year ended December 31, 1994 are reflected in the accompanying consolidated financial statements.

                                          (Dollars in Thousands Except Per Share Amount)
---------------------------------------------------------------------------------------------------------------
                                                                                                 Year Ended
                                                                                              December 31, 1993
                                                                                                  Pro Forma
                                                                                                 (Unaudited)
---------------------------------------------------------------------------------------------------------------
Revenues  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $409,523
Net earnings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          22,162
Earnings per share  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            0.62
===============================================================================================================

================================================================================
SEAGULL MID-SOUTH.
--------------------------------------------------------------------------------
       On December 31, 1992, Seagull purchased all of the outstanding capital stock of Arkla Exploration from NorAm, Inc., formerly Arkla, Inc., for approximately $393 million in cash. The acquisition was accounted for as a purchase.

       Seagull Mid-South's assets consist almost exclusively of natural gas and oil reserves and developed and undeveloped lease acreage concentrated principally in a small number of fields located in Arkansas, Louisiana, Mississippi, Oklahoma and Texas. Arkla Exploration entered into prepaid gas and oil sales contracts prior to its acquisition by Seagull. As of December 31, 1992, Seagull Mid-South was obligated to deliver for no future consideration approximately 13 Bcf of gas and approximately one MMbbl of oil and condensate pursuant to these contracts over periods expiring January 31, 1994 and June 30, 1995, respectively. As of December 31, 1994, approximately 154 Mbbl ("Mbbl" represents one thousand barrels of oil) remain to be delivered under these contracts.





                           SEAGULL ENERGY CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

3.     PROPERTY, PLANT AND EQUIPMENT

The major classes of the Company's property, plant and equipment are shown below:

                                                      (Dollars in Thousands)
-------------------------------------------------------------------------------------------------------------------
                                                                                                December 31,
                                                                                             1994           1993
-------------------------------------------------------------------------------------------------------------------
Gas and oil properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $ 1,289,540    $  972,460
Pipeline facilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          48,264        63,019
Gas processing plants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          16,128        15,808
Utility plant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         223,335       216,883
Equipment and other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          14,885        10,531
-------------------------------------------------------------------------------------------------------------------
                                                                                        $ 1,592,152    $1,278,701
===================================================================================================================

Interest cost capitalized as property, plant and equipment amounted to approximately $0.6 million in 1994 and $0.9 million in both 1993 and 1992. Total depreciation, depletion and amortization related to property, plant and equipment amounted to approximately $147.7 million, $119.5 million and $65.2 million in 1994, 1993 and 1992, respectively.





                           SEAGULL ENERGY CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

4.     SUPPLEMENTAL GAS AND OIL PRODUCING ACTIVITIES (Unaudited)

                                  CAPITALIZED COSTS RELATING TO GAS AND OIL PRODUCING ACTIVITIES
                                                      (Dollars in Thousands)
-------------------------------------------------------------------------------------------------------------------
                                                                   United                     Other
                                                                   States     Canada(*)   International     Total
-------------------------------------------------------------------------------------------------------------------
December 31, 1994:
       Proved properties  . . . . . . . . . . . . . . . . . .   $  1,036,494  $  225,365    $       - $  1,261,859
       Unproved properties  . . . . . . . . . . . . . . . . .         19,376       3,216        5,090       27,682
-------------------------------------------------------------------------------------------------------------------
                                                                   1,055,870     228,581        5,090    1,289,541
       Accumulated depreciation, depletion and amortization          332,108      16,098          497      348,703
-------------------------------------------------------------------------------------------------------------------
                                                                $    723,762  $  212,483    $   4,593 $    940,838
===================================================================================================================
December 31, 1993:
       Proved properties  . . . . . . . . . . . . . . . . . .   $    956,604  $        -    $       - $    956,604
       Unproved properties  . . . . . . . . . . . . . . . . .         15,178           -          678       15,856
-------------------------------------------------------------------------------------------------------------------
                                                                     971,782           -          678      972,460
       Accumulated depreciation, depletion and amortization          224,437           -           14      224,451
-------------------------------------------------------------------------------------------------------------------
                                                                $    747,345  $        -    $     664 $    748,009
===================================================================================================================

                                        COSTS INCURRED IN GAS AND OIL PROPERTY ACQUISITION,
                                              EXPLORATION AND DEVELOPMENT ACTIVITIES
                                                      (Dollars in Thousands)
-------------------------------------------------------------------------------------------------------------------
                                                                   United                     Other
                                                                   States     Canada(*)   International     Total
-------------------------------------------------------------------------------------------------------------------
Year Ended December 31, 1994:
      Acquisition of properties:
       Proved   . . . . . . . . . . . . . . . . . . . . . . .    $     4,144   $  218,871   $       -  $  223,015
       Unproved   . . . . . . . . . . . . . . . . . . . . . .          5,581        3,216       2,426      11,223
      Exploration costs . . . . . . . . . . . . . . . . . . .         28,728          801       5,578      35,107
      Development costs . . . . . . . . . . . . . . . . . . .         65,009       18,830           -      83,839
-------------------------------------------------------------------------------------------------------------------
                                                                 $   103,462   $  241,718   $   8,004  $  353,184
===================================================================================================================
Year Ended December 31, 1993:
      Acquisition of properties:
       Proved   . . . . . . . . . . . . . . . . . . . . . . .    $    22,568   $        -   $       -    $ 22,568
       Unproved   . . . . . . . . . . . . . . . . . . . . . .          7,657            -          93       7,750
      Exploration costs . . . . . . . . . . . . . . . . . . .         26,824            -           -      26,824
      Development costs . . . . . . . . . . . . . . . . . . .         63,598            -           -      63,598
-------------------------------------------------------------------------------------------------------------------
                                                                 $   120,647   $        -   $      93    $120,740
===================================================================================================================
Year Ended December 31, 1992:
      Acquisition of properties:
       Proved   . . . . . . . . . . . . . . . . . . . . . . .    $   455,970   $        -   $       -    $455,970
       Unproved   . . . . . . . . . . . . . . . . . . . . . .          3,078            -           -       3,078
      Exploration costs . . . . . . . . . . . . . . . . . . .          8,378            -           -       8,378
      Development costs . . . . . . . . . . . . . . . . . . .         18,341            -           -      18,341
-------------------------------------------------------------------------------------------------------------------
                                                                 $   485,767   $        -   $       -    $485,767
===================================================================================================================

(*)    Includes Seagull Canada since January 4, 1994.





                           SEAGULL ENERGY CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS

           RESULTS OF OPERATIONS FOR GAS AND OIL PRODUCING ACTIVITIES

                                                                               (Dollars in Thousands)
-------------------------------------------------------------------------------------------------------------------
                                                                     United                   Other
                                                                     States   Canada(1)   International     Total
-------------------------------------------------------------------------------------------------------------------
Year Ended December 31, 1994:
      Revenues  . . . . . . . . . . . . . . . . . . . . . . .     $  225,475   $  37,068    $       -    $  262,543
      Lifting costs:
        Lease operating expense . . . . . . . . . . . . . . .         27,948       9,003            -        36,951
        Workover expense  . . . . . . . . . . . . . . . . . .          2,593         725            -         3,318
        Production taxes  . . . . . . . . . . . . . . . . . .          8,712           -            -         8,712
        Transportation expense  . . . . . . . . . . . . . . .          9,967       1,712            -        11,679
        Ad valorem taxes  . . . . . . . . . . . . . . . . . .          3,329           -            -         3,329
-------------------------------------------------------------------------------------------------------------------
                                                                      52,549      11,440            -        63,989
      General operating expense . . . . . . . . . . . . . . .          9,779       1,574            -        11,353
      Exploration charges . . . . . . . . . . . . . . . . . .         19,617       2,308        4,963        26,888
      Depreciation, depletion and amortization  . . . . . . .        114,738      16,558          751       132,047
-------------------------------------------------------------------------------------------------------------------
      Operating profit (loss) . . . . . . . . . . . . . . . .         28,792       5,188       (5,714)       28,266
      Income tax expense(2)   . . . . . . . . . . . . . . . .          2,761       2,300            -         5,061
-------------------------------------------------------------------------------------------------------------------
      Results of operations from producing activities . . . .     $   26,031   $   2,888    $  (5,714)   $   23,205
===================================================================================================================
Year Ended December 31, 1993:
      Revenues  . . . . . . . . . . . . . . . . . . . . . . .     $  227,437   $       -    $       -    $  227,437
      Lifting costs:
        Lease operating expense . . . . . . . . . . . . . . .         28,806           -           -         28,806
        Workover expense  . . . . . . . . . . . . . . . . . .          4,249           -            -         4,249
        Production taxes  . . . . . . . . . . . . . . . . . .          9,133           -            -         9,133
        Transportation expense  . . . . . . . . . . . . . . .          7,764           -            -         7,764
        Ad valorem taxes  . . . . . . . . . . . . . . . . . .          3,291           -            -         3,291
-------------------------------------------------------------------------------------------------------------------
                                                                      53,243           -            -        53,243
      General operating expense . . . . . . . . . . . . . . .         10,408           -           -         10,408
      Exploration charges . . . . . . . . . . . . . . . . . .         16,579           -          686        17,265
      Depreciation, depletion and amortization  . . . . . . .        103,537           -           15       103,552
-------------------------------------------------------------------------------------------------------------------
      Operating profit (loss) . . . . . . . . . . . . . . . .         43,670           -         (701)       42,969
      Income tax expense(2) . . . . . . . . . . . . . . . . .          9,241           -            -         9,241
-------------------------------------------------------------------------------------------------------------------
      Results of operations from producing activities . . . .     $   34,429   $       -    $    (701)   $   33,728
===================================================================================================================

Year Ended December 31, 1992:
      Revenues . . . . . . . . . . . . . . . . . . . . . . .      $   91,991   $       -    $       -    $   91,991
      Lifting costs:
        Lease operating expense. . . . . . . . . . . . . . .          15,334           -            -        15,334
        Workover expense . . . . . . . . . . . . . . . . . .           2,449           -            -         2,449
        Production taxes . . . . . . . . . . . . . . . . . .           4,045           -            -         4,045
        Transportation expense . . . . . . . . . . . . . . .           2,757           -            -         2,757
        Ad valorem taxes . . . . . . . . . . . . . . . . . .           1,645           -            -         1,645
-------------------------------------------------------------------------------------------------------------------
                                                                      26,230           -            -        26,230
      General operating expense . . . . . . . . . . . . . . .          4,614           -            -         4,614
      Exploration charges . . . . . . . . . . . . . . . . . .          9,905           -            -         9,905
      Depreciation, depletion and amortization. . . . . . . .         52,855           -            -        52,855
-------------------------------------------------------------------------------------------------------------------
      Operating loss . . . . . . . . . . . . . . . . . . . . .        (1,613)          -            -        (1,613)
      Income tax benefit(2) . . . . . . . . . . . . . . . . .           (584)          -            -          (584)
-------------------------------------------------------------------------------------------------------------------
      Results of operations from producing activities . . .        $   (1,029)  $      -    $       -    $   (1,029)
===================================================================================================================


(1)    Includes Seagull Canada since January 4, 1994.

(2) Income tax expense (benefit) for United States operations is calculated by applying the current U.S. effective income tax rate, before the Internal Revenue Code Section 29 Tax Credits, to operating profit and reducing the resulting income tax expense by the Section 29 Tax Credits. Income tax expense for Canada is calculated by applying the current statutory rate to operating profit. No income tax expense (benefit) is applied to Other International operations as these operations currently have no impact on the Company's consolidated tax return.


                           SEAGULL ENERGY CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS


                                                   RESERVE QUANTITY INFORMATION
-------------------------------------------------------------------------------------------------------------------
                                                    United States             Canada(1)              Total
                                                   Gas        Oil         Gas         Oil       Gas          Oil
                                                 (MMcf)      (Mbbl)     (MMcf)      (Mbbl)     (MMcf)      (Mbbl)
-------------------------------------------------------------------------------------------------------------------
Year Ended December 31, 1992:
    Proved developed and undeveloped reserves:
       Beginning of year  . . . . . . . . . .     335,121     11,014          -          -     335,121      11,014
       Purchases of reserves in place   . . .     573,526      6,691          -          -     573,526       6,691
       Sales of reserves in place   . . . . .        (181)       (24)         -          -        (181)        (24)
       Revisions of previous estimates  . . .      (5,503)     1,548          -          -      (5,503)      1,548
       Extensions and discoveries   . . . . .      19,501        199          -          -      19,501         199
       Production   . . . . . . . . . . . . .     (38,137)    (1,279)         -          -     (38,137)     (1,279)
-------------------------------------------------------------------------------------------------------------------
       End of year(2)   . . . . . . . . . . .     884,327     18,149          -          -     884,327      18,149
===================================================================================================================
Year Ended December 31, 1993:
    Proved developed and undeveloped reserves:
       Beginning of year  . . . . . . . . . .     884,327     18,149          -          -     884,327      18,149
       Purchases of reserves in place   . . .      34,350        198          -          -      34,350         198
       Sales of reserves in place   . . . . .      (9,587)    (1,554)         -          -      (9,587)     (1,554)
       Revisions of previous estimates  . . .      24,924     (1,281)         -          -      24,924      (1,281)
       Extensions and discoveries   . . . . .      83,158        972          -          -      83,158         972
       Production   . . . . . . . . . . . . .    (102,025)    (1,694)         -          -    (102,025)     (1,694)
-------------------------------------------------------------------------------------------------------------------
       End of year(2)   . . . . . . . . . . .     915,147     14,790          -          -     915,147      14,790
===================================================================================================================
Year Ended December 31, 1994:
    Proved developed and undeveloped reserves:
       Beginning of year  . . . . . . . . . .     915,147     14,790          -          -     915,147      14,790
       Purchases of reserves in place   . . .       7,168         67    261,785      2,923     268,953       2,990
       Sales of reserves in place   . . . . .        (923)       (17)    (2,711)        (8)     (3,634)        (25)
       Revisions of previous estimates  . . .     (61,357)      (442)       449        685     (60,908)        243
       Extensions and discoveries   . . . . .      50,576        331     28,212        878      78,788       1,209
       Production   . . . . . . . . . . . . .    (109,900)    (1,421)   (19,755)      (427)   (129,655)     (1,848)
-------------------------------------------------------------------------------------------------------------------
       End of year(2)   . . . . . . . . . . .     800,711     13,308    267,980      4,051   1,068,691      17,359
===================================================================================================================
Proved developed reserves:
       December 31, 1991  . . . . . . . . . .     265,987      7,213          -          -     265,987       7,213
       December 31, 1992  . . . . . . . . . .     675,861     11,552          -          -     675,861      11,552
       December 31, 1993  . . . . . . . . . .     693,610      9,362          -          -     693,610       9,362
       December 31, 1994  . . . . . . . . . .     650,371      7,882    243,042      3,587     893,413      11,469
===================================================================================================================

(1)    Includes Seagull Canada since January 4, 1994.
(2) At December 31, 1994, includes approximately 154 Mbbl of oil related to prepaid oil sales. At December 31, 1993 and 1992, includes approximately 620 MMcf of gas and 529 Mbbl of oil and 13 Bcf of gas and 1,000 Mbbl of oil, respectively, related to prepaid gas and oil sales.

The reserve volumes are provided by independent petroleum engineers and are estimates only and should not be construed as being exact quantities. These reserves may or may not be recovered and may increase or decrease as a result of future operations of the Company and changes in market conditions. The Company's standardized measure of discounted future net cash flows and changes therein as of December 31, 1994, 1993 and 1992 are provided based on the present value of future net revenues from proved gas and oil reserves also estimated by the independent petroleum engineers in accordance with


                           SEAGULL ENERGY CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS

guidelines established by the Securities and Exchange Commission. These estimates were computed by applying appropriate year-end prices for gas and oil to estimated future production of proved gas and oil reserves over the economic lives of the reserves and assuming continuation of existing economic conditions. Year-end 1994 calculations were made utilizing average prices for natural gas and oil, condensate and natural gas liquids that existed at December 31, 1994 of $1.68 per Mcf and $14.19 per barrel ("Bbl"), respectively, for the United States and $1.19 per Mcf and $16.61 per Bbl, respectively, for Canada. The Company's average prices for natural gas and oil, condensate and natural gas liquids for the month ended January 31, 1995 were $1.62 per Mcf and $14.63 per Bbl, respectively, for the United States and $1.01 per Mcf and $12.96 per Bbl, respectively, for Canada. Income taxes are computed by applying the statutory federal income tax rate to the net cash inflows relating to proved gas and oil reserves less the tax bases of the properties involved and giving effect to any net operating loss carryforwards, tax credits and allowances relating to such properties.

                                     STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
                                                      (Dollars in Thousands)
-------------------------------------------------------------------------------------------------------------------
                                                                               United
                                                                               States       Canada(*)      Total
-------------------------------------------------------------------------------------------------------------------
December 31, 1994:
   Future cash inflows  . . . . . . . . . . . . . . . . . . . . . . . .      $ 1,537,172   $  386,249  $1,923,421
   Future development costs . . . . . . . . . . . . . . . . . . . . . .         (175,394)     (20,863)   (196,257)
   Future production costs  . . . . . . . . . . . . . . . . . . . . . .         (474,545)    (114,831)   (589,376)
-------------------------------------------------------------------------------------------------------------------
   Future net cash flows before income taxes  . . . . . . . . . . . . .          887,233      250,555   1,137,788
   10% annual discount  . . . . . . . . . . . . . . . . . . . . . . . .         (354,360)    (119,168)   (473,528)
-------------------------------------------------------------------------------------------------------------------
   Discounted future net cash flows before income taxes . . . . . . . .          532,873      131,387     664,260
   Discounted income taxes  . . . . . . . . . . . . . . . . . . . . . .          (37,348)     (41,224)    (78,572)
-------------------------------------------------------------------------------------------------------------------
   Standardized measure of discounted future net cash flows . . . . . .      $   495,525   $   90,163  $  585,688
===================================================================================================================

-------------------------------------------------------------------------------------------------------------------
December 31, 1993:
   Future cash inflows  . . . . . . . . . . . . . . . . . . . . . . . .      $ 2,318,243   $        -  $2,318,243
   Future development costs . . . . . . . . . . . . . . . . . . . . . .         (234,494)           -    (234,494)
   Future production costs  . . . . . . . . . . . . . . . . . . . . . .         (564,915)           -    (564,915)
-------------------------------------------------------------------------------------------------------------------
   Future net cash flows before income taxes  . . . . . . . . . . . . .        1,518,834            -   1,518,834
   10% annual discount  . . . . . . . . . . . . . . . . . . . . . . . .         (625,504)           -    (625,504)
-------------------------------------------------------------------------------------------------------------------
   Discounted future net cash flows before income taxes . . . . . . . .          893,330            -     893,330
   Discounted income taxes  . . . . . . . . . . . . . . . . . . . . . .         (165,682)           -    (165,682)
-------------------------------------------------------------------------------------------------------------------
   Standardized measure of discounted future net cash flows . . . . . .      $   727,648   $        -  $  727,648
===================================================================================================================

(*) Includes Seagull Canada since January 4, 1994.





                           SEAGULL ENERGY CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS

                                          PRINCIPAL SOURCES OF CHANGE IN THE STANDARDIZED
                                            MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
                                                      (Dollars in Thousands)
-------------------------------------------------------------------------------------------------------------------
                                                                                     Year Ended December 31,
                                                                                 1994         1993         1992
-------------------------------------------------------------------------------------------------------------------
Standardized measure of discounted future net cash flows, beginning of year .   $  727,648    $ 694,448   $ 289,881
     Purchases of reserves in place   . . . . . . . . . . . . . . . . . . . .      197,301       28,871     486,048
     Sales of reserves in place   . . . . . . . . . . . . . . . . . . . . . .       (2,932)     (13,679)       (259)
     Revisions of previous quantity estimates less related costs  . . . . . .      (51,622)      16,660      (4,155)
     Extensions and discoveries less related costs  . . . . . . . . . . . . .       50,062       87,345      13,760
     Net changes in prices and production costs   . . . . . . . . . . . . . .     (348,609)      28,393      15,790
     Development costs incurred during period and
       changes in estimated future development costs  . . . . . . . . . . . .       66,991       22,248       8,595
     Sales of gas and oil produced during period, net of lifting costs  . . .     (198,554)    (174,194)    (65,761)
     Accretion of discount  . . . . . . . . . . . . . . . . . . . . . . . . .       89,333       83,454      35,407
     Net change in income taxes   . . . . . . . . . . . . . . . . . . . . . .       87,109      (25,591)    (75,900)
     Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (31,039)     (20,307)     (8,958)
-------------------------------------------------------------------------------------------------------------------
                                                                                  (141,960)      33,200     404,567
-------------------------------------------------------------------------------------------------------------------
Standardized measure of discounted future net cash flows, end of year . . . .   $  585,688    $ 727,648   $ 694,448
===================================================================================================================

--------------------------------------------------------------------------------
 5.    OTHER NONCURRENT ASSETS

Other assets include the following:

                                                      (Dollars in Thousands)
-------------------------------------------------------------------------------------------------------------------
                                                                                                December 31,
                                                                                               1994         1993
-------------------------------------------------------------------------------------------------------------------
Natural gas imbalances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $  26,350   $  31,271
Deferred financing costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        16,066      19,007
Equity investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         8,837       7,377
Acquisition costs - Seagull Canada Acquisition  . . . . . . . . . . . . . . . . . . . .             -       7,745
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         4,627       4,454
-------------------------------------------------------------------------------------------------------------------
                                                                                            $  55,880   $  69,854
===================================================================================================================

================================================================================
NATURAL GAS IMBALANCES.
--------------------------------------------------------------------------------
       The Company records revenue following the entitlement method of accounting for production imbalances, in which any excess amount received above the Company's share is treated as a liability. If less than the Company's entitlement is received, the underproduction is recorded as an asset. The Company records revenue from gas marketing sales net of the cost of gas and third-party delivery fees, with any resulting transportation imbalances recorded as a current receivable or payable.





                           SEAGULL ENERGY CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS

The Company's natural gas and transportation imbalance assets and liabilities were as follows:

                                             (Dollars in Thousands and Volumes in Bcf)
-------------------------------------------------------------------------------------------------------------------
                                                                                    December 31,
                                                                            1994                     1993
                                                                    AMOUNT       VOLUME       Amount      Volume
-------------------------------------------------------------------------------------------------------------------
ASSETS:
      Current . . . . . . . . . . . . . . . . . . . . . . . .      $   8,970       5.7      $   5,808        3.6
      Noncurrent  . . . . . . . . . . . . . . . . . . . . . .         26,350      17.5         31,271       20.9
-------------------------------------------------------------------------------------------------------------------
                                                                   $  35,320      23.2      $  37,079       24.5
===================================================================================================================
LIABILITIES:
      Current . . . . . . . . . . . . . . . . . . . . . . . .      $  10,130       6.0      $   7,546        4.5
      Noncurrent  . . . . . . . . . . . . . . . . . . . . . .         25,607      16.4         31,693       20.7
-------------------------------------------------------------------------------------------------------------------
                                                                   $  35,737      22.4      $  39,239       25.2
===================================================================================================================

================================================================================
DEFERRED FINANCING COSTS.
--------------------------------------------------------------------------------
       Deferred financing costs represent financing costs incurred in connection with the execution of various facilities entered into or securities issued by the Company. These costs are capitalized and amortized to interest expense over the life of the related debt. As discussed in Note 6, the Company has a $725 million revolving credit line which matures in 2000. Financing costs initially incurred in 1992 of approximately $16.7 million were capitalized in connection with this facility and will be amortized to interest expense over periods ending December 31, 2000. Approximately $5.0 million in financing costs incurred in connection with the Company's July 1993 issuance of $250 million in senior and senior subordinated notes were capitalized and will be amortized to interest expense over periods ending August 1, 2005 (See Note 6).

================================================================================
EQUITY INVESTMENTS.
--------------------------------------------------------------------------------
CAVALLO PIPELINE COMPANY. A wholly owned subsidiary of Seagull owns a 50% interest in, and operates, Cavallo Pipeline Company ("Cavallo"). The Cavallo system consists of an offshore pipeline system. At December 31, 1994, the Company's investment in Cavallo amounted to approximately $4.4 million.

       The financial position and results of operations of Cavallo are summarized below. The amounts in the table include interests that are not 100% attributable to Seagull:

                                                      (Dollars in Thousands)
-------------------------------------------------------------------------------------------------------------------
                                                                                            Cavallo
                                                                                  1994        1993        1992
-------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA (for the year):
   Revenues . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $    5,561    $   4,737   $   4,061
   Earnings before income taxes . . . . . . . . . . . . . . . . . . . . . .        3,107        2,624       2,061
BALANCE SHEET DATA (at December 31):
   Current assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $    1,059    $     982   $   1,175
   Noncurrent assets  . . . . . . . . . . . . . . . . . . . . . . . . . . .        8,884       10,148      11,412
   Current liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . .          278          163         118
===================================================================================================================





                           SEAGULL ENERGY CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS

       Seagull's interest in the earnings of Cavallo for the years ended December 31, 1994, 1993 and 1992 was $1.6 million, $1.9 million and $1.5 million, respectively.

SEAGULL SHORELINE SYSTEM. The Company, through one of its wholly owned subsidiaries, serves as operator and at December 31, 1994 held approximately a 19% interest in the Seagull Shoreline System ("SSS"), a partnership that owns an offshore gas pipeline. At December 31, 1994, the Company's investment in SSS amounted to $1.2 million.

       The Company also has a small interest in a corporation engaged in the exploration for natural gas and oil in Canada acquired in connection with the Seagull Canada Acquisition.

================================================================================
ACQUISITION COSTS - SEAGULL CANADA ACQUISITION.
--------------------------------------------------------------------------------
       Acquisition costs represent costs incurred in connection with the Seagull Canada Acquisition, including a deposit of approximately $7.5 million paid in November 1993 which was applied as part of the cash purchase price paid in January 1994 (See Note 2).

--------------------------------------------------------------------------------

6.     LONG-TERM DEBT

Long-term debt for 1994 and 1993 was as follows:

                                                      (Dollars in Thousands)
-------------------------------------------------------------------------------------------------------------------
                                                                                                December 31,
                                                                                               1994        1993
-------------------------------------------------------------------------------------------------------------------
Seagull Energy Corporation:
    Money market facilities, variable rates (7% and 3.875%-4.75% at December 31, 1994
       and 1993, respectively) due in 1995  . . . . . . . . . . . . . . . . . . . . . .   $     6,173   $  70,000
    Revolving credit, variable rates (6.09%-7.4% and 6% at December 31, 1994
       and 1993, respectively) due in 1997-2000   . . . . . . . . . . . . . . . . . . .       155,000      77,000
    Senior notes, 7.875%, due August 1, 2003  . . . . . . . . . . . . . . . . . . . . .       100,000     100,000
    Senior subordinated notes, 8.625%, due August 1, 2005 . . . . . . . . . . . . . . .       150,000     150,000
Seagull Energy Canada Ltd.:
    Revolving credit, variable rates (6.94%-8.25% at December 31, 1994)
       due in 1997-2000   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       148,275           -
Alaska Pipeline Company:
    Unsecured industrial development bonds:
       7.75%-8.00% due in 1994-2008   . . . . . . . . . . . . . . . . . . . . . . . . .        12,035      12,915
    Other unsecured indebtedness:
       9.95%-12.80% notes, due in 1994-2000   . . . . . . . . . . . . . . . . . . . . .         2,100       2,750
       8.15%-8.81% notes, due in 1997-2009  . . . . . . . . . . . . . . . . . . . . . .        50,000      50,000
    Other debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            18          26
-------------------------------------------------------------------------------------------------------------------
                                                                                              623,601     462,691
Less:  Current maturities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1,549       1,538
       Unamortized debt discount  . . . . . . . . . . . . . . . . . . . . . . . . . . .         1,247       1,366
-------------------------------------------------------------------------------------------------------------------
                                                                                         $    620,805   $ 459,787
===================================================================================================================





                           SEAGULL ENERGY CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS

================================================================================
SEAGULL ENERGY CORPORATION.
--------------------------------------------------------------------------------
MONEY MARKET FACILITIES.

       Seagull has money market facilities with two major U. S. banks with a combined maximum commitment of $70 million. These lines of credit bear interest at rates made available by the banks at their discretion and may be canceled at either Seagull's or the banks' discretion. The lines are subject to annual renewal.

SEAGULL ENERGY CORPORATION REVOLVING CREDIT.

       During 1994, the Company amended its revolving credit facility (the "Revolver") with a group of major U. S. and international banks (the "Banks") to, among other things (i) increase the maximum commitment from $475 million to $725 million, (ii) extend the maturity date to December 31, 2000, (iii) adjust certain financial covenants relating to dividend limitations and permitted leverage ratios and (iv) adjust the pricing features of the credit facility. Under the terms of the Revolver, the commitments thereunder begin to decline on March 31, 1997 in equal quarterly reductions of $45 million and a final reduction of $50 million on December 31, 2000.

       The Revolver is an unsecured credit facility that contains restrictive provisions regarding the incurrence of additional debt, the making of investments outside existing lines of business, the maintenance of certain financial ratios (based upon Seagull's consolidated financial condition and results of operations), the incurrence of additional liens, the declaration or payment of dividends (other than dividends payable on up to $150 million of preferred stock or dividends payable solely in the form of additional shares of Common Stock) and the repurchase or redemption of capital stock. Under the most restrictive of these provisions, approximately $27.5 million was available for payment of cash dividends on Common Stock or to repurchase Common Stock as of December 31, 1994. Subsequent to December 31, 1994, the Company has obtained an amendment from the Banks which modifies certain of the financial ratios discussed above. The Revolver also includes restrictive provisions whereby a change in control of the Company would constitute an Event of Default thereby accelerating all amounts due under the Revolver.

       The Revolver bears interest, at Seagull's option, at a rate equal to (i) either one, two, three or six month Adjusted LIBOR, plus a margin (the "LIBOR Margin"), (ii) the Reference Rate, plus a margin (the "Prime Margin") or (iii) a competitive bid rate. The "Reference Rate" is the greater of (i) 0.5% per annum above the daily federal funds rate or (ii) the prime rate of the agent bank. The LIBOR Margin ranges from 0.625% to 1.5% per annum, depending upon Seagull's credit rating and consolidated Debt to Capitalization Ratio (as defined under the Revolver), and the Prime Margin ranges from 0% to 0.5% per annum, depending upon the same factors.

       Under provisions included in the Revolver, the amount of senior indebtedness available to the Company is subject to a borrowing base (the "Borrowing Base"), based upon the proved reserves of the Company's exploration and production segment and the financial performance of the Company's other business segments. The Borrowing Base is generally determined annually, but may be redetermined, at the option of either Seagull or the Banks, one additional time each year, and will be redetermined upon the sale of certain assets included in the Borrowing Base. If the Borrowing Base is redetermined in such a manner that the amount outstanding under the Revolver (together with any other permitted senior debt facility) exceeds the new Borrowing Base, then the Company must repay the Revolver or such other indebtedness in an amount necessary to cure the deficiency. If such deficiency has not been cured within 30 days, such deficiency must be cured in three equal quarterly installments.

       As of December 31, 1994, the available commitment under the Revolver is subject to a $625 million Borrowing Base and is determined after consideration of outstanding borrowings under Seagull's other senior debt facilities. On that date, borrowings outstanding under the Revolver were $155 million, leaving immediately available unused commitments of approximately $201.6 million, net of outstanding





                           SEAGULL ENERGY CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS

letters of credit of $2.2 million, $100 million of borrowings outstanding under the Senior Notes (defined below), the nominated maximum borrowing availability of $160 million under the Canadian Credit Agreement (defined below), and $6.2 million in borrowings outstanding under Seagull's money market facilities.

SENIOR AND SENIOR SUBORDINATED NOTES.

       In July 1993, Seagull sold $100 million of senior notes (the "Senior Notes") and $150 million of senior subordinated notes (the "Senior Subordinated Notes") (collectively the "Notes") in an underwritten public offering. The Senior Notes bear interest at 7 7/8% per annum, are not redeemable prior to maturity or subject to any sinking fund and mature on August 1, 2003. The Senior Subordinated Notes bear interest at 8 5/8% per annum, are not subject to any sinking fund and mature on August 1, 2005. On or after August 1, 2000, the Senior Subordinated Notes are redeemable at the option of the Company, in whole or in part, at redemption prices declining from 102.59% in 2000 to 100.00% in 2003 and thereafter (expressed as a percentage of principal amount), plus accrued interest to the redemption date. The Notes were issued at par and interest is paid semiannually.

       The Notes represent unsecured obligations of the Company. The Senior Notes rank pari passu with senior indebtedness of the Company while the Senior Subordinated Notes are subordinate in right of payment to all existing and future senior indebtedness of the Company. The Notes contain conditions and restrictive provisions including, among other things, restrictions on additional indebtedness by the Company and by its subsidiaries, the right of each note holder to have the notes repurchased by the Company at 101% of the principal amount upon a change in control, as well as restrictions on the incurrence of secured debt and entering into sale and leaseback transactions. Net proceeds from the offering, totaling approximately $245.0 million, were used to repay borrowings outstanding under the Revolver.

INTEREST RATE SWAP AGREEMENTS.

The Company enters into interest rate swap agreements to manage the impact of changes in interest rates. During 1994, the following interest rate swap agreements were in effect:

                                                      (Dollars in Thousands)
-------------------------------------------------------------------------------------------------------------------
            Notional              Effective              Maturity                        Interest Rate
             Amount                 Date                   Date                 Receive                  Pay
-------------------------------------------------------------------------------------------------------------------
            $40,000                9/11/92               9/11/95                Floating              6.76%
             20,000                9/16/92               9/16/94                Floating              6.265%
             25,000                9/11/92               9/11/94                Floating              6.265%
             50,000                8/2/93                7/31/98                5.635%                Floating
             50,000                8/2/93                7/31/97                5.43%                 Floating
             50,000                8/2/93                7/31/96                5.199%                Floating
===================================================================================================================

       While notional amounts are used to express the volume of the interest rate swap transactions discussed above, the amount potentially subject to credit risk, in the event of nonperformance by Seagull's counterparties, is significantly smaller. For the year ended December 31, 1994, interest expense included approximately $2.3 million net expense relating to these agreements.

================================================================================
SEAGULL ENERGY CANADA LTD.
--------------------------------------------------------------------------------
       In connection with the Seagull Canada Acquisition (See Note 2), Seagull Canada entered into a $175 million reducing revolving credit facility (the "Canadian Credit Agreement") with a group of the Banks or their affiliates. The Canadian Credit Agreement provides for dual currency borrowings in U. S. and Canadian dollars with a nominated maximum borrowing availability of $160 million, which may be increased or decreased by the Company at any time pursuant to provisions of the Canadian Credit Agreement, up to a maximum commitment of $175





                           SEAGULL ENERGY CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS

million. The Canadian Credit Agreement matures on December 31, 2000 and commitments thereunder begin to decline on March 31, 1997 in equal quarterly reductions of $10,937,500.

       Borrowings outstanding in Canadian dollars bear interest, at Seagull Canada's option, at a rate equal to (i) either one, two, three or six month Bankers' Acceptance Rate plus the LIBOR Margin or (ii) the Paying Agent's prime rate plus the Prime Margin. Borrowings outstanding under the Canadian Credit Agreement funded in U. S. dollars bear interest, at Seagull Canada's option, in a manner similar to borrowings outstanding under the Revolver as described above. The Canadian Credit Agreement is an unsecured credit facility guaranteed by Seagull and contains restrictive provisions similar to those included in the Revolver.

================================================================================
ALASKA PIPELINE COMPANY.
--------------------------------------------------------------------------------
       All long-term debt of ENSTAR Alaska is issued by APC. The majority of the capital requirements of ENG are met by loans from APC pursuant to intercompany notes secured by a mortgage on the properties, rights and franchises (other than certain excepted properties) of ENG. The senior unsecured notes of APC provide for restrictions on dividends, additional borrowings and purchases, redemptions or retirements of shares of capital stock, other than in stock of APC. Under the most restrictive provisions of these financing arrangements, approximately $10.4 million was available for the making of restricted investments, restricted stock payments and restricted subordinated debt payments as of December 31, 1994.

================================================================================
ANNUAL MATURITIES.
--------------------------------------------------------------------------------
At December 31, 1994, the Company's aggregate annual maturities of long-term debt are as follows:

                                                      (Dollars in Thousands)
-------------------------------------------------------------------------------------------------------------------
Year Ending December 31,
-------------------------------------------------------------------------------------------------------------------
1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $   1,549
1996  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1,564
1997  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          24,602
1998  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          50,847
1999  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          50,897
Thereafter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         494,142
===================================================================================================================

For purposes of the above table, the required payments related to the money market facilities are considered to be funded with amounts available under the Revolver.

--------------------------------------------------------------------------------

7.     OTHER NONCURRENT LIABILITIES

Other noncurrent liabilities include the following:

                                                      (Dollars in Thousands)
-------------------------------------------------------------------------------------------------------------------
                                                                                                December 31,
                                                                                               1994         1993
-------------------------------------------------------------------------------------------------------------------
Natural gas imbalances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $  25,607    $ 31,693
Refundable customer advances for construction . . . . . . . . . . . . . . . . . . . . .        12,668      11,623
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        19,462      23,469
-------------------------------------------------------------------------------------------------------------------
                                                                                            $  57,737    $ 66,785
===================================================================================================================





                           SEAGULL ENERGY CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS


================================================================================
NATURAL GAS IMBALANCES.
--------------------------------------------------------------------------------
       This represents revenues for natural gas production received and sold by the Company in excess of the Company's ownership percentage of total gas production (See Note 5).

================================================================================
REFUNDABLE CUSTOMER ADVANCES FOR CONSTRUCTION.
--------------------------------------------------------------------------------
       This represents customer deposits received by ENSTAR Alaska for construction of main extensions refundable either wholly or in part over a period not to exceed 10 years.

--------------------------------------------------------------------------------

8.     FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments are summarized as follows:

                                                      (Dollars in Thousands)
-------------------------------------------------------------------------------------------------------------------
                                                                                    December 31,
                                                                            1994                     1993
                                                                   CARRYING    ESTIMATED    Carrying     Estimated
                                                                    AMOUNT    FAIR VALUE     Amount      Fair Value
-------------------------------------------------------------------------------------------------------------------
Assets:
    Cash and cash equivalents . . . . . . . . . . . . . . . .    $     6,432  $    6,432    $   5,572    $  5,572
Liabilities:
    Customer deposits . . . . . . . . . . . . . . . . . . . .         (1,639)     (1,513)      (1,672)     (1,571)
    Refundable customer advances for construction . . . . . .        (12,927)    (10,144)     (11,983)     (9,858)
    Long-term debt:
        Revolver and money market facilities  . . . . . . . .       (161,173)   (161,173)    (147,000)   (147,000)
        Senior Notes  . . . . . . . . . . . . . . . . . . . .       (100,000)    (89,000)    (100,000)    (99,500)
        Senior Subordinated Notes   . . . . . . . . . . . . .       (150,000)   (130,500)    (150,000)   (149,250)
        Seagull Energy Canada Ltd. Revolver   . . . . . . . .       (148,275)   (148,275)           -           -
        Alaska Pipeline Company, including current maturities        (62,906)    (63,700)     (64,325)    (75,800)

Interest rate swap agreements:
    In a receivable position  . . . . . . . . . . . . . . . .              -         138            -       1,986
    In a payable position . . . . . . . . . . . . . . . . . .              -     (11,541)           -      (2,709)
===================================================================================================================

================================================================================
CASH AND CASH EQUIVALENTS.
--------------------------------------------------------------------------------
       The carrying amount approximates fair value because of the short maturity of these instruments.

================================================================================
CUSTOMER DEPOSITS AND REFUNDABLE CUSTOMER ADVANCES FOR CONSTRUCTION.
--------------------------------------------------------------------------------
       The fair value is based on discounted cash flow analyses utilizing a discount rate of 7.75% and 6% at December 31, 1994 and 1993, respectively, with monthly payments ratably over the estimated period of deposit or advance refunding.

================================================================================
LONG-TERM DEBT.
--------------------------------------------------------------------------------
       SEAGULL ENERGY CORPORATION: The carrying amount of borrowings outstanding under the Company's Revolver and money market facilities approximates fair value because these instruments bear interest at rates tied to current market rates.

       The fair value of Seagull's Senior and Senior Subordinated Notes is estimated based on quoted market prices for the same issues.

       SEAGULL ENERGY CANADA LTD.: The carrying amount of borrowings outstanding under the Canadian Credit Agreement approximates fair value because this instrument bears interest at rates tied to current market rates.

       ALASKA PIPELINE COMPANY: The fair value of APC's long-term debt is estimated based on quoted market prices for the same or similar issues.

================================================================================
INTEREST RATE SWAP AGREEMENTS.
--------------------------------------------------------------------------------
       The fair values are obtained from the financial institutions that are counterparties to the transac-





                           SEAGULL ENERGY CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS

tions. These values represent the estimated amount the Company would pay or receive to terminate the agreements, taking into consideration current interest rates and the current creditworthiness of the counterparties. Seagull's interest rate swap agreements are off balance sheet transactions and, accordingly, there are no respective carrying amounts for these transactions included in the accompanying consolidated balance sheets as of December 31, 1994 and 1993.

       Fair value estimates are dependent upon subjective assumptions and involve significant uncertainties resulting in variability in estimates with changes in assumptions. Also potential taxes and other expenses that would be incurred in an actual sale or settlement are not reflected in amounts disclosed.

--------------------------------------------------------------------------------

9.     SHAREHOLDERS' EQUITY

================================================================================
COMMON STOCK.
--------------------------------------------------------------------------------
       In February 1993, Seagull sold 5,060,000 shares (10,120,000 shares after the Stock Split) of Common Stock in an underwritten public offering. Net proceeds from the offering, totaling approximately $163.6 million, were used to retire debt.

       See Note 6 for information concerning restrictions imposed by the Revolver on the Company's future purchases of Common Stock.

================================================================================
PREFERRED STOCK.
--------------------------------------------------------------------------------
       The Company is authorized to issue 5,000,000 shares of preferred stock, par value $1.00 per share, in one or more series. There were no shares issued or outstanding as of December 31, 1994 and 1993.

================================================================================
PREFERRED SHARE PURCHASE RIGHTS.
--------------------------------------------------------------------------------
       In 1989, Seagull adopted a Share Purchase Rights Plan to protect the Company's shareholders from coercive or unfair takeover tactics. Under the Plan, each share of Common Stock outstanding or subsequently issued has attached to it one Right, exercisable at $32.75 (adjusted for Stock Split), subject to certain adjustments. Generally, in the event a person or group acquires 20% or more of the outstanding Common Stock other than pursuant to a cash tender offer for all shares of such Common Stock (provided that the tender offer increases the acquiring person's or group's ownership to at least 85% of the outstanding Common Stock), or in the event the Company is acquired in a merger or other business combination or 50% or more of the Company's consolidated assets or earning power is sold, each Right entitles the holder to purchase shares of Common Stock of the Company or of the acquiring company, having a value of twice the exercise price. The Rights, under certain circumstances, are redeemable at the option of Seagull's Board of Directors at a price of $0.01 per Right, within 10 days (subject to extension) following the day on which the acquiring person or group exceeds the 20% threshold. The
Rights expire on March 22, 1999.

================================================================================
ENSTAR ALASKA STOCK PROPOSAL.
--------------------------------------------------------------------------------
       On June 1, 1994, shareholders approved an amendment to the Company's articles of incorporation (the "ENSTAR Alaska Stock Proposal") to create and issue a new class of common stock of the Company intended to reflect separately the performance of ENSTAR Alaska (the "ENSTAR Alaska Stock"). Subject to prevailing market and other conditions, the Company is authorized to proceed at any time with a public offering (the "ENSTAR Alaska Stock Offering") for cash of shares of ENSTAR Alaska Stock. The Company has not implemented the ENSTAR Alaska Stock Offering but continues to monitor market conditions. As part of the ENSTAR Alaska Stock Proposal, and following the issuance of the ENSTAR Alaska Stock, Seagull's currently outstanding Common Stock would reflect separately the performance of the Company's exploration and production and pipeline and marketing segments.





                           SEAGULL ENERGY CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS


       Net proceeds from the ENSTAR Alaska Stock Offering would be used to repay amounts borrowed under the Revolver, none of which is attributable to ENSTAR Alaska.

--------------------------------------------------------------------------------

10.    BENEFIT PLANS

================================================================================
STOCK OPTION PLANS.
--------------------------------------------------------------------------------
       The Company currently has six stock option plans: the 1981 Stock Option Plan; the 1983 Stock Option Plan; the 1986 Stock Option Plan; the 1990 Stock Option Plan; the 1993 Stock Option Plan and the 1993 Nonemployee Directors' Stock Option Plan. Twenty percent of (i) all options granted through December 31, 1992, (ii) 100,000 options granted in May 1993, and (iii) all options granted under the 1993 Nonemployee Directors' Stock Option Plan become exercisable on a cumulative basis in each of the first five years and expire 10 years after the date of grant. Forty percent of all other options granted after 1992 become exercisable after three years and twenty percent become exercisable on a cumulative basis in each of the next three years, and the options expire
10 years after the date of grant. The options are granted at the quoted market value of Seagull's Common Stock on the New York Stock Exchange on the date of grant. Accordingly, no compensation expense is recognized in the Company's results of operations relating to these options.

       Information relating to stock options is summarized as follows (adjusted for Stock Split):

-------------------------------------------------------------------------------------------------------------------
                                                  1994                       1993                     1992
                                                         OPTION                   Option                   Option
                                                         PRICE                    Price                     Price
                                           SHARES      PER SHARE      Shares    Per Share      Shares     Per Share
-------------------------------------------------------------------------------------------------------------------
Balance outstanding -
      Beginning of year . . . . . . . .    2,159,892                 1,862,872                1,366,736
         Granted  . . . . . . . . . . .      628,500    $  25.50       615,000   $26.38         711,000   $ 11.94
         Exercised  . . . . . . . . . .      (55,388)   $   6.31 -    (304,952)  $  6.31 -     (100,664)  $  3.25 -
                                                        $  14.88                 $ 14.88                  $ 14.88
         Canceled . . . . . . . . . . .      (40,500)                  (13,028)                (114,200)
-------------------------------------------------------------------------------------------------------------------
Balance outstanding - End of year . . .    2,692,504    $   6.31 -   2,159,892   $  6.31 -    1,862,872   $  6.31 -
                                                        $  26.38                 $ 26.38                  $ 14.88
-------------------------------------------------------------------------------------------------------------------
Options exercisable - End of year . . .    1,003,970                   763,892                  764,736
-------------------------------------------------------------------------------------------------------------------
Options available for grant -
      End of year . . . . . . . . . . .      842,060                 1,430,060                  242,104
===================================================================================================================





                           SEAGULL ENERGY CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS

================================================================================
DEFINED BENEFIT PLANS.
--------------------------------------------------------------------------------
       The Company has an unfunded retirement plan which provides for supplemental benefits to certain officers and key employees. As of December
31, 1994, only one person was designated to participate in such plan. Total expenses of the plan were approximately $0.3 million for 1994 and $0.2 million for both 1993 and 1992. The retirement plan's costs are included in general and administrative expenses.

       ENSTAR Alaska has two defined benefit retirement plans which cover salaried employees (the "Salaried Retirement Plan") and operating employees (the "Operating Unit Plan"). Clerical unit personnel, which constitute approximately 25% of total ENSTAR Alaska personnel, are not covered under a retirement plan. Determination of benefits for the salaried employees is based upon a combination of years of service and final monthly compensation. Benefits for operating employees are based solely on years of service. ENSTAR Alaska's policy is to fund the minimum contributions required by applicable regulations. The net pension costs are included in operations and maintenance expenses.

       The following table sets forth the ENSTAR Alaska plans' funded status and the amounts recognized in the consolidated financial statements at December 31, 1994 and 1993:

                                                      (Dollars in Thousands)
-------------------------------------------------------------------------------------------------------------------
                                                                           1994                      1993
                                                                    SALARIED    OPERATING    Salaried    Operating
                                                                   EMPLOYEES    EMPLOYEES   Employees    Employees
-------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
    Vested benefit obligation . . . . . . . . . . . . . . . .    $    (4,517)  $  (2,405)   $  (4,756)   $ (2,753)
===================================================================================================================
    Accumulated benefit obligation  . . . . . . . . . . . . .    $    (4,582)  $  (2,416)   $  (4,866)   $ (2,773)
===================================================================================================================
Projected benefit obligation for services rendered to date  .    $    (5,415)  $  (2,416)   $  (5,921)   $ (2,773)
Plan assets at fair value, primarily listed
    stocks and corporate and U. S. bonds  . . . . . . . . . .          3,818       2,513        4,094       2,790
-------------------------------------------------------------------------------------------------------------------
Plan assets at fair value in excess of (less than)
    projected benefit obligation  . . . . . . . . . . . . . .         (1,597)         97       (1,827)         17
Unrecognized prior service cost . . . . . . . . . . . . . . .             96          17           90          19
Unrecognized net loss . . . . . . . . . . . . . . . . . . . .            121         432          417         632
Unrecognized net obligation (asset) arising out of the
    initial application of SFAS No. 87, amortized over 15
    years (salaried) and 18 years (operating) . . . . . . . .            655         (92)         748        (101)
Additional minimum liability  . . . . . . . . . . . . . . . .            (38)          -         (200)          -
-------------------------------------------------------------------------------------------------------------------
Prepaid (accrued) pension cost  . . . . . . . . . . . . . . .    $      (763)  $     454    $    (772)   $    567
===================================================================================================================
Net pension cost includes the following components:
    Service cost - benefits earned during the period  . . . .    $       226   $     111    $     232    $    110
    Interest cost on projected benefit obligation . . . . . .            440         206          413         190
    Actual return on plan assets  . . . . . . . . . . . . . .            331         198         (333)       (224)
    Net amortization and deferral . . . . . . . . . . . . . .           (559)       (402)         147          40
-------------------------------------------------------------------------------------------------------------------
Net periodic pension cost . . . . . . . . . . . . . . . . . .    $       438   $     113    $     459    $    116
===================================================================================================================





                           SEAGULL ENERGY CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS

       The assumed weighted average discount rate for both ENSTAR Alaska plans was 8.5% and 7.25% for 1994 and 1993, respectively, and the rate of increase in future compensation for the Salaried Retirement Plan used in determining the projected benefit obligation was 5% for 1994 and 1993. The expected long-term rate of return on plan assets for both ENSTAR Alaska plans was 8% for both 1994 and 1993.

================================================================================
PROFIT SHARING PLANS.
--------------------------------------------------------------------------------
       ENSTAR Alaska has trusteed profit sharing plans for salaried employees and union employees. Annual contributions for each plan are determined by the Company's Board of Directors pursuant to formulae which contain minimum contribution requirements. Profit sharing expense was approximately $0.3 million for each of the years 1994, 1993 and 1992, and is included in operations and maintenance expenses.

================================================================================
THRIFT PLANS.
--------------------------------------------------------------------------------
       The Seagull Thrift Plan and the ENSTAR Natural Gas Company Thrift Plan are qualified employee savings plans in accordance with the provisions of
Section 401(k) of the Internal Revenue Code of 1986, as amended. Seagull Canada's Retirement Plan and Capital Accumulation Plan are qualified employee savings plans in accordance with the provisions of the Income Tax Act of Canada. Company contributions to these four plans (collectively, the "Thrift Plans") were approximately $1.8 million, $1.3 million and $0.9 million for the years 1994, 1993 and 1992, respectively. The Thrift Plans' costs are included in operations and maintenance expenses and general and administrative expenses.

================================================================================
EMPLOYEE STOCK OWNERSHIP PLAN.
--------------------------------------------------------------------------------
       On November 15, 1989, the Company formed the Seagull Employee Stock Ownership Plan (the "ESOP") for the benefit of the non-Alaskan employees of the Company. The ESOP borrowed from the Company $7.7 million at an interest rate of 10 percent per annum to be repaid in twelve equal annual installments of principal and interest. The ESOP used the borrowed funds and the 1989 contributions from the Company to purchase 948,150 shares (adjusted for Stock Split) of Common Stock at $8.438 per share (adjusted for Stock Split) from Seagull's treasury. The purchase price was based upon the closing price of the Common Stock on the New York Stock Exchange on the date the ESOP was formed.

       The promissory note has been and will be funded entirely by contributions from Seagull. Company contributions of approximately $0.5 million in 1994 and 1993 and $0.4 million in 1992 are included in operations and maintenance expenses and general and administrative expenses.

================================================================================
POSTRETIREMENT MEDICAL PLAN.
--------------------------------------------------------------------------------
       ENSTAR Alaska has a postretirement medical plan which covers all of its salaried employees. Determination of benefits is based upon the combined age of the retiree and years of service at retirement. Prior to January 1, 1992, ENSTAR Alaska accounted for these obligations on a pay-as-you-go basis.

       Effective January 1, 1992, the Company adopted SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. This SFAS changes the accounting treatment for such benefits from a "pay-as-you-go" basis to a method where the expected costs for these benefits are accrued during the years the plan participants render service. Seagull recognized the cumulative effect of this change in accounting principle in the line item entitled "Cumulative Effect of Changes in Accounting Principles" in the accompanying consolidated statement of earnings for the year ended December 31, 1992. Accordingly, periods prior to January 1, 1992 were not restated to reflect this change.

       The cumulative effect of this accounting change as of January 1, 1992, resulted in a reduction in earnings of $0.7 million (after income taxes of $0.4 million), or $0.03 per share. The effect of this change on earnings before the cumulative effect for the year ended December 31, 1992 was not material.

       Expenses related to the postretirement medical plan of $0.2 million for each of the years ended December 31, 1994 and 1993 and $0.1 million for 1992 are included in operations and maintenance expenses.





                           SEAGULL ENERGY CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

11.    INTEREST INCOME AND OTHER

Interest income and other includes the following:

                                                      (Dollars in Thousands)
-------------------------------------------------------------------------------------------------------------------
                                                                                      Year Ended December 31,
                                                                                  1994          1993       1992
-------------------------------------------------------------------------------------------------------------------
Interest income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $     425    $     454    $    413
ENSTAR Alaska Stock Proposal costs  . . . . . . . . . . . . . . . . . . . .       (2,031)           -           -
Seismic Litigation Settlement . . . . . . . . . . . . . . . . . . . . . . .            -            -       4,606
Gain on sales of property, plant and equipment, net . . . . . . . . . . . .          413        3,929         177
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1,860        1,325        (491)
-------------------------------------------------------------------------------------------------------------------
                                                                               $     667    $   5,708    $  4,705
===================================================================================================================

================================================================================
ENSTAR ALASKA STOCK PROPOSAL COSTS.
--------------------------------------------------------------------------------
This represents transaction costs related to the ENSTAR Alaska Stock Proposal (See Note 9).

================================================================================
SEISMIC LITIGATION SETTLEMENT.
--------------------------------------------------------------------------------
       The Seismic Litigation Settlement resulted from a claim made by the Company that certain of the seismic data acquired by it in connection with its 1988 acquisition of Houston Oil & Minerals Corporation was actually delivered to other purchasers. In accordance with the settlement agreement, Seagull received a cash payment in July 1992 of $2.6 million and will receive up to $5 million in pipeline business accommodations through December 31, 1995. If less than $3 million of business accommodations are realized, the Company will receive a cash payment in early 1996 equal to the difference between $3 million and the sum of the business accommodations realized. The $4.6 million in 1992 income includes the $2.6 million cash payment plus the present value of the $3 million guaranteed minimum payment for business accommodations less certain expenses.

================================================================================
GAIN ON SALES OF PROPERTY, PLANT AND EQUIPMENT, NET.
--------------------------------------------------------------------------------
       In 1993, a pre-tax gain of approximately $3.8 million resulted from the sales of non-strategic gas and oil producing properties. Net proceeds from the sales totaled approximately $13.0 million, resulting in an after-tax gain of $2.8 million, or $0.08 per share. The parcels sold had proven reserves estimated at approximately 19 Bcf of natural gas equivalents.





                           SEAGULL ENERGY CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

12.    INCOME TAXES

Total income tax expense (benefit) for the years ended December 31, 1994, 1993 and 1992 was allocated as follows:

                                                      (Dollars in Thousands)
-------------------------------------------------------------------------------------------------------------------
                                                                                  1994         1993         1992
-------------------------------------------------------------------------------------------------------------------
Income tax expense (benefit) before cumulative effect of
   changes in accounting principles . . . . . . . . . . . . . . . . . . . .    $  (2,314)   $   6,080    $  2,500
Adjustments for certain changes in accounting principles  . . . . . . . . .            -            -      (3,473)
Additional paid-in capital for compensation expense for tax purposes in
   excess of amounts recognized for financial reporting purposes  . . . . .         (160)      (1,966)       (214)
-------------------------------------------------------------------------------------------------------------------
                                                                               $  (2,474)   $   4,114    $ (1,187)
===================================================================================================================

The income tax expense (benefit) for each of the years ended December 31, 1994, 1993 and 1992 was as follows:

                                                      (Dollars in Thousands)
-------------------------------------------------------------------------------------------------------------------
                                                                                  1994         1993         1992
-------------------------------------------------------------------------------------------------------------------
Current:
   Federal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $   1,651    $   3,667    $    131
   Foreign  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          399            -           -
   State  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1,325        1,363          64
-------------------------------------------------------------------------------------------------------------------
      Total current . . . . . . . . . . . . . . . . . . . . . . . . . . . .        3,375        5,030         195
-------------------------------------------------------------------------------------------------------------------
Deferred:
   Federal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (6,655)       1,128        (212)
   Foreign  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1,256            -           -
   State  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (290)         (78)      2,517
-------------------------------------------------------------------------------------------------------------------
      Total deferred  . . . . . . . . . . . . . . . . . . . . . . . . . . .       (5,689)       1,050       2,305
-------------------------------------------------------------------------------------------------------------------
Income tax expense (benefit) before cumulative effect of
   changes in accounting principles . . . . . . . . . . . . . . . . . . . .    $  (2,314)   $   6,080    $  2,500
===================================================================================================================





                           SEAGULL ENERGY CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS

       The Company adopted SFAS No. 109, Accounting for Income Taxes, effective January 1, 1992. Seagull recognized the cumulative effect of this change in accounting principle in the line item entitled "Cumulative Effect of Changes in Accounting Principles" in the accompanying consolidated statement of earnings for the year ended December 31, 1992. Accordingly, periods prior to January 1, 1992 were not restated to reflect this change. The cumulative effect of this accounting change as of January 1, 1992 resulted in an increase in earnings of approximately $3.0 million, or $0.12 per share. The effect of this change on earnings before income taxes for the year ended December 31, 1992 was not material.

       The provision for income taxes before cumulative effect of changes in accounting principles for each of the years ended December 31, 1994, 1993 and 1992 was different than the amount computed using the federal statutory rate (35% for 1994 and 1993, 34% for 1992) for the following reasons:

                                                      (Dollars in Thousands)
-------------------------------------------------------------------------------------------------------------------
                                                                                  1994         1993         1992
-------------------------------------------------------------------------------------------------------------------
Amount computed using the statutory rate  . . . . . . . . . . . . . . . . .    $     326    $  11,647    $  2,351
Increase (Reduction) in taxes resulting from:
    Utilization of Internal Revenue Code Section 29 Credits . . . . . . . .       (5,534)      (4,773)          -
    State income taxes, net . . . . . . . . . . . . . . . . . . . . . . . .          673          835       1,703
    Deferred tax asset valuation allowance  . . . . . . . . . . . . . . . .         (380)        (859)      1,119
    Foreign tax effect - Canada . . . . . . . . . . . . . . . . . . . . . .        2,961            -           -
    Adjustments to beginning-of-the-year tax bases per the 1992 and 1991
       tax returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . .            -         (657)     (1,828)
    Increase in the beginning-of-the-year balance of the deferred tax
       liabilities due to the increase in the corporate federal income tax rate        -          960           -
    Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (360)      (1,073)       (845)
-------------------------------------------------------------------------------------------------------------------
Income tax expense (benefit) before cumulative effect of
    changes in accounting principles  . . . . . . . . . . . . . . . . . . .    $  (2,314)   $   6,080    $  2,500
===================================================================================================================

       The significant components of deferred income tax expense (benefit) attributable to income from continuing operations for the years ended December 31, 1994, 1993 and 1992 are as follows:

                                                      (Dollars in Thousands)
-------------------------------------------------------------------------------------------------------------------
                                                                                  1994         1993         1992
-------------------------------------------------------------------------------------------------------------------
Deferred tax expense (benefit) (exclusive of the effects of other
   components listed below) . . . . . . . . . . . . . . . . . . . . . . . .    $  (5,309)   $     949    $  1,186
Increase (Decrease) in deferred tax asset valuation allowance . . . . . . .         (380)        (859)      1,119
Increase in the beginning-of-the-year balance of the deferred tax
   liabilities due to the increase in the corporate federal income tax rate            -          960           -
-------------------------------------------------------------------------------------------------------------------
                                                                               $  (5,689)   $   1,050    $  2,305
===================================================================================================================





                           SEAGULL ENERGY CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS

       The tax effects of temporary differences that gave rise to significant portions of the deferred tax liabilities and deferred tax assets as of December 31, 1994, 1993 and 1992 were as follows:

                                                      (Dollars in Thousands)
-------------------------------------------------------------------------------------------------------------------
                                                                                  1994         1993         1992
-------------------------------------------------------------------------------------------------------------------
Deferred tax liabilities:
   Property, plant and equipment, due to
      differences in depreciation, depletion and amortization . . . . . . .    $  63,303    $  45,296    $ 38,619
   Investments in partnership, due to difference in depreciation  . . . . .          564          606       1,307
   Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          513          509         546
-------------------------------------------------------------------------------------------------------------------
Deferred tax liabilities  . . . . . . . . . . . . . . . . . . . . . . . . .       64,380       46,411      40,472
-------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
   Minimum tax credit carryforwards . . . . . . . . . . . . . . . . . . . .      (14,367)     (12,221)     (9,065)
   Investment tax credit carryforwards  . . . . . . . . . . . . . . . . . .       (2,274)      (2,771)     (3,334)
   Deferred compensation/retirement related
      items accrued for financial reporting purposes  . . . . . . . . . . .       (3,965)      (3,269)     (2,263)
   Contingent consideration related to acquisitions/dispositions  . . . . .       (1,052)        (604)     (1,975)
   Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (1,690)      (3,134)     (1,332)
-------------------------------------------------------------------------------------------------------------------
Deferred tax assets . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (23,348)     (21,999)    (17,969)
Less - valuation allowance  . . . . . . . . . . . . . . . . . . . . . . . .        1,563        1,943       2,802
-------------------------------------------------------------------------------------------------------------------
Net deferred tax assets . . . . . . . . . . . . . . . . . . . . . . . . . .      (21,785)     (20,056)    (15,167)
-------------------------------------------------------------------------------------------------------------------
Net deferred tax liabilities  . . . . . . . . . . . . . . . . . . . . . . .    $  42,595    $  26,355    $ 25,305
===================================================================================================================

       For federal income tax purposes, as of December 31, 1994, the Company has unused investment tax credits of approximately $2.3 million which will expire in the years 1999 and 2000, and unused minimum tax credits of approximately $14.4 million which are available over an indefinite period.





                           SEAGULL ENERGY CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

13.    BUSINESS SEGMENTS

Information on the Company's operations by business segment is as follows for the year ended December 31:

                                                      (Dollars in Thousands)
-------------------------------------------------------------------------------------------------------------------
                                                                               1994           1993         1992
-------------------------------------------------------------------------------------------------------------------
REVENUES:
   Exploration and production . . . . . . . . . . . . . . . . . . . . .    $   262,543   $   227,437  $    91,991
   Pipeline and marketing . . . . . . . . . . . . . . . . . . . . . . .         39,963        42,484       37,240
   Alaska transmission and distribution . . . . . . . . . . . . . . . .        105,598       107,244      109,598
-------------------------------------------------------------------------------------------------------------------
                                                                           $   408,104   $   377,165  $   238,829
===================================================================================================================
OPERATING PROFIT (LOSS):
   Exploration and production . . . . . . . . . . . . . . . . . . . . .    $    28,266   $    42,969  $    (1,613)
   Pipeline and marketing . . . . . . . . . . . . . . . . . . . . . . .         11,936        14,065        9,057
   Alaska transmission and distribution . . . . . . . . . . . . . . . .         21,865        18,955       22,439
-------------------------------------------------------------------------------------------------------------------
                                                                                62,067        75,989       29,883
-------------------------------------------------------------------------------------------------------------------
   General and administrative expense . . . . . . . . . . . . . . . . .        (10,252)      (11,666)     (10,099)
   Interest expense . . . . . . . . . . . . . . . . . . . . . . . . . .        (51,550)      (36,753)     (17,574)
   Interest income and other  . . . . . . . . . . . . . . . . . . . . .            667         5,708        4,705
-------------------------------------------------------------------------------------------------------------------
Earnings before income taxes  . . . . . . . . . . . . . . . . . . . . .    $       932   $    33,278  $     6,915
===================================================================================================================
OPERATIONS AND MAINTENANCE EXPENSE:
   Exploration and production . . . . . . . . . . . . . . . . . . . . .    $    75,342   $    63,651  $    30,844
   Pipeline and marketing . . . . . . . . . . . . . . . . . . . . . . .         23,129        22,926       24,991
   Alaska transmission and distribution . . . . . . . . . . . . . . . .         21,516        20,880       19,976
-------------------------------------------------------------------------------------------------------------------
                                                                           $   119,987   $   107,457  $    75,811
===================================================================================================================
DEPRECIATION, DEPLETION AND AMORTIZATION:
   Exploration and production . . . . . . . . . . . . . . . . . . . . .    $   132,047   $   103,552  $    52,855
   Pipeline and marketing . . . . . . . . . . . . . . . . . . . . . . .          4,898         5,493        3,192
   Alaska transmission and distribution . . . . . . . . . . . . . . . .          7,752         7,511        7,184
-------------------------------------------------------------------------------------------------------------------
                                                                           $   144,697   $   116,556  $    63,231
===================================================================================================================
IDENTIFIABLE ASSETS:
   Exploration and production(*)  . . . . . . . . . . . . . . . . . . .    $ 1,001,263   $   816,812  $   831,222
   Pipeline and marketing . . . . . . . . . . . . . . . . . . . . . . .         72,377        70,675       65,378
   Alaska transmission and distribution . . . . . . . . . . . . . . . .        190,087       185,701      186,519
   Corporate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         35,823        45,063       19,845
-------------------------------------------------------------------------------------------------------------------
                                                                           $ 1,299,550   $ 1,118,251  $ 1,102,964
===================================================================================================================
CAPITAL EXPENDITURES:
   Exploration and production . . . . . . . . . . . . . . . . . . . . .    $   136,090   $    97,818  $    32,115
   Pipeline and marketing . . . . . . . . . . . . . . . . . . . . . . .          2,026         2,115        1,622
   Alaska transmission and distribution . . . . . . . . . . . . . . . .          7,626        10,094        9,024
   Corporate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          4,510         2,015          890
-------------------------------------------------------------------------------------------------------------------
                                                                           $   150,252   $   112,042  $    43,651
===================================================================================================================
ACQUISITIONS, NET OF CASH ACQUIRED:
   Exploration and production . . . . . . . . . . . . . . . . . . . . .    $   193,859   $    29,470  $   391,531
   Pipeline and marketing . . . . . . . . . . . . . . . . . . . . . . .              -             -       10,357
-------------------------------------------------------------------------------------------------------------------
                                                                           $   193,859   $    29,470  $   401,888
===================================================================================================================

(*) Includes identifiable assets related to Canadian operations of $224,655 at December 31, 1994.





                           SEAGULL ENERGY CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

14.    SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

Summarized quarterly financial data is as follows:

                                          (Dollars in Thousands Except Per Share Amounts)
-------------------------------------------------------------------------------------------------------------------
                                                                                                    Earnings (Loss)
                                 Revenues           Operating Profit     Net Earnings (Loss)         Per Share(1)
                              1994        1993       1994        1993       1994       1993        1994        1993
-------------------------------------------------------------------------------------------------------------------
March 31, . . . . . . .   $  127,063   $ 103,192  $  34,829   $ 19,421   $ 12,915    $  3,853    $  0.35     $ 0.12
June 30,  . . . . . . .       99,559      86,973     17,246     15,201      2,581       3,624       0.07       0.10
September 30, . . . . .       81,044      81,790      3,418     17,077     (6,291)      7,273(2)   (0.17)      0.20(2)
December 31,  . . . . .      100,438     105,210      6,574     24,290     (5,959)     12,448      (0.16)      0.34
-------------------------------------------------------------------------------------------------------------------
Total . . . . . . . . .   $  408,104   $ 377,165  $  62,067   $ 75,989   $  3,246    $ 27,198    $  0.09     $ 0.76
===================================================================================================================

(1)    Adjusted for the Stock Split effected June 4, 1993. (See Note 1).
(2) Includes an after-tax gain in the third quarter of 1993 of approximately $2.7 million, or $0.08 per share, relating to sales of non-strategic gas and oil producing properties. (See Note 11).

--------------------------------------------------------------------------------

15.   COMMITMENTS AND CONTINGENCIES

================================================================================
LEASE COMMITMENTS.
--------------------------------------------------------------------------------
       The Company leases certain office space and equipment under operating lease arrangements which contain renewal options and escalation clauses. Future minimum rental payments under these leases range between $1.6 million and $2.6 million in each of the years 1995-1999, and total $8.7 million for all subsequent years.

       Total rental expense under operating leases for 1994, 1993 and 1992 was approximately $2.8 million, $2.5 million and $2.0 million, respectively.

================================================================================
CONCENTRATIONS OF CREDIT RISK.
--------------------------------------------------------------------------------
       The Company operates in all phases of the natural gas industry with sales to resellers such as pipeline companies and local distribution companies as well as to end-users such as commercial businesses, industrial concerns and residential consumers. While certain of these customers are affected by periodic downturns in the economy in general or in their specific segment of the natural gas industry, the Company believes that its level of credit-related losses due to such economic fluctuations has been immaterial and will continue to be immaterial to the Company's results of operations in the long term.

================================================================================
LITIGATION.
--------------------------------------------------------------------------------
       The Company is a party to ongoing litigation in the normal course of business or other litigation with respect to which the Company is indemnified pursuant to various purchase agreements or other contractual arrangements. Management regularly analyzes current information and, as necessary, provides accruals for probable liabilities on the eventual disposition of these matters. While the outcome of lawsuits or other proceedings against the Company cannot be predicted with certainty, management believes that the effect on its financial condition or results of operations, if any, will not be material.





                           SEAGULL ENERGY CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

REPORT OF MANAGEMENT TO SHAREHOLDERS

       The management of Seagull Energy Corporation is responsible for the preparation and integrity of financial statements and related data in this Annual Report, whether audited or unaudited. The financial statements were prepared in conformity with generally accepted accounting principles and are not misstated due to material fraud or error. The financial statements include certain estimates and judgments which management believes are reasonable under the circumstances. The other information in the Annual Report is consistent with that in the financial statements.

       Management is responsible for and maintains a system of internal accounting controls that is functioning as intended as of the end of the fiscal year.

       Management believes the system of internal controls is sufficient to provide reasonable assurance that assets are safeguarded against loss or unauthorized use and that financial records are reliable for preparing financial statements, as well as to prevent and detect fraudulent financial reporting. The internal control system is supported by written policies and procedures and the employment of trained, qualified personnel. The Company has an internal auditing staff which reviews the adequacy of the internal accounting controls and compliance with them. Management has considered the recommendations of the internal auditing staff and KPMG Peat Marwick LLP concerning the Company's system of internal controls and has responded appropriately to those recommendations.

       The accompanying consolidated financial statements of Seagull Energy Corporation and Subsidiaries as of December 31, 1994 have been audited by KPMG Peat Marwick LLP, independent certified public accountants. Their audits were made in accordance with generally accepted auditing standards and included a review of the system of internal controls to the extent considered necessary to determine the audit procedures required to support their opinion on the consolidated financial statements. The Auditors' Report appears on page 62.

       The Board of Directors, through its Audit Committee composed exclusively of outside directors, meets periodically with representatives of management, the internal auditing staff and the independent auditors to ensure the existence of effective internal accounting controls and to ensure that financial information is reported accurately and timely with all appropriate disclosures included. The independent auditors and the internal auditing staff have full and free access to, and meet with, the Audit Committee, with and without management present.

s/Barry J. Galt
Chairman, President and Chief Executive Officer


s/Robert W. Shower
Executive Vice President and Chief Financial Officer

s/Rodney W. Bridges
Vice President and Controller





                           SEAGULL ENERGY CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Seagull Energy Corporation:

       We have audited the accompanying consolidated balance sheets of Seagull Energy Corporation and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Seagull Energy Corporation and Subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994 in conformity with generally accepted accounting principles.

       As discussed in Notes 10 and 12 to the consolidated financial statements, respectively, the Company adopted the provisions of the Financial Accounting Standards Board Statements of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, and No. 109, Accounting for Income Taxes, in 1992.


/s/ KPMG Peat Marwick LLP

Houston, Texas
January 27, 1995





                           SEAGULL ENERGY CORPORATION